EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
by and among
ACCURO, L.L.C.,
ACCURO HEALTHCARE SOLUTIONS, INC.,
MEDASSETS, INC.,
ASTON ACQUISITION I, INC.,
ASTON ACQUISITION II, LLC,
the Signing Sellers party hereto, and
WELSH, CARSON, ANDERSON & STOWE IX, L.P.,
in its capacity as Representative
Dated as of April 29, 2008

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS	5
1.1. Definitions	5
1.2. List of Defined Terms	15
ARTICLE II THE MERGER	17
2.1. Mergers	17
2.2. Effective Times	18
2.3. Effects of the Mergers	18
2.4. Governing Documents	18
2.5. Directors and Officers	19
2.6. First Merger Conversion	19
2.7. Second Merger Conversion	19
2.8. Third Merger Conversion	22
2.9. Treatment of Options	22
2.10. Closing Payments	24
2.11. Payment	24
2.12. Net Debt and Working Capital Estimates	26
2.13. Final Net Debt and Final Working Capital Determinations	26
2.14. Distributions for Purchase Price Adjustments	27
2.15. Contingent Payment Amount	29
2.16. Illustrative Calculation of Consideration	29
ARTICLE III REPRESENTATIONS AND WARRANTIES	30
3.1. Representations and Warranties of the Company	30
3.2. Representations and Warranties of Parent, the First Merger Subsidiary and the Second Merger Subsidiary	44
ARTICLE IV COVENANTS OF THE COMPANY	51
4.1. Conduct of Business	51
4.2. Access and Information	54
4.3. Notification of Certain Matters	54
4.4. Company Transaction Costs	54
4.5. Exclusivity	54
4.6. Standstill	55

4.7. Interim Financial Statements	55
4.8. Assistance with Financing	55
4.9. Investigation and Agreement by the Company, the Signing Sellers and the Representative; No Other Representations or Warranties	56
ARTICLE V COVENANTS OF PARENT, FIRST MERGER SUBSIDIARY AND SECOND MERGER SUBSIDIARY	57
5.1. Conduct of Business	57
5.2. Access and Information	57
5.3. Notification of Certain Matters	58
5.4. Employee Matters	58
5.5. Post-Closing Access to Information	60
5.6. Indemnification of Officers, Managers, Directors, Employees and Agents	60
5.7. Debt Financing	61
5.8. Investigation and Agreement by Parent, the First Merger Subsidiary and the Second Merger Subsidiary; No Other Representations or Warranties	61
ARTICLE VI MUTUAL COVENANTS	63
6.1. Closing Efforts; Governmental Consents	63
6.2. Takeover Statutes	64
6.3. Waiver	64
ARTICLE VII CONDITIONS PRECEDENT	65
7.1. Conditions to Each Party’s Obligation	65
7.2. Conditions to Obligation of Parent, the First Merger Subsidiary and the Second Merger Subsidiary	65
7.3. Conditions to Obligations of the Company	66
ARTICLE VIII CLOSING	67
8.1. Closing	67
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER	67
9.1. Termination	67
9.2. Effect of Termination	68
ARTICLE X GENERAL PROVISIONS	69
10.1. Survival of Representations, Warranties and Agreements	69
10.2. Amendment and Modification	70
10.3. Waiver of Compliance	70
10.4. Severability	70

10.5. Expenses and Obligations	70
10.6. Parties in Interest	70
10.7. Notices	70
10.8. Counterparts	72
10.9. Time	72
10.10. Entire Agreement	72
10.11. Public Announcements	72
10.12. Attorneys’ Fees	72
10.13. Assignment	73
10.14. Rules of Construction	73
10.15. Governing Law	74
10.16. WAIVER OF JURY TRIAL	74
10.17. Consent to Jurisdiction; Venue	75
10.18. Equitable Remedies	75
ARTICLE XI THE REPRESENTATIVE	75
11.1. Authorization of the Representative	75
11.2. Compensation; Exculpation; Indemnity	77

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 29, 2008, is made by and among Accuro, L.L.C., a Texas limited liability company (the “Company”), Accuro Healthcare Solutions, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Accuro”), MedAssets, Inc., a Delaware corporation (“Parent”), Aston Acquisition I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “First Merger Subsidiary”), Aston Acquisition II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (the “Second Merger Subsidiary”), those Persons identified on the signature pages hereto as a Signing Seller (each, a “Signing Seller” and collectively, the “Signing Sellers”) and Welsh, Carson, Anderson & Stowe IX, L.P., in its capacity as Representative (as hereinafter defined).
PRELIMINARY STATEMENTS
     WHEREAS, the Board of Managers of the Company and the Board of Directors of Accuro, Parent, the First Merger Subsidiary and the Second Merger Subsidiary deem it advisable and in the best interest of their respective members and stockholders, as applicable, to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;
     WHEREAS, in furtherance thereof it is proposed that the acquisition of Accuro by Parent be accomplished by (i) the merger (the “First Merger”) of the Company with and into Accuro, with Accuro being the surviving entity (the “First Merger Surviving Corporation”), (ii) immediately following the effectiveness of the First Merger, the merger (the “Second Merger”) of the First Merger Subsidiary with and into Accuro, with Accuro being the surviving entity (the “Second Merger Surviving Corporation”) and (iii) immediately following the effectiveness of the Second Merger, and as part of the same plan of merger and reorganization, the merger (the “Third Merger”) of Accuro with and into the Second Merger Subsidiary, with the Second Merger Subsidiary being the surviving entity (the “Third Merger Surviving Company”);
     WHEREAS, the Board of Managers of the Company and the Board of Directors of Accuro, Parent, the First Merger Subsidiary and the Second Merger Subsidiary have each approved and adopted this Agreement and the other transactions contemplated hereby;
     WHEREAS, for United States federal income tax purposes, Parent and the Company hereto intend that the transactions contemplated by the Second Merger and the Third Merger hereby qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below) and this Agreement shall be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g);
     WHEREAS, (i) each of the Persons listed on Annex A hereto has entered into a non-competition agreement with Parent, (ii) each of the Persons listed on Annex B hereto has entered into a non-solicitation agreement with Parent and (iii) each of the Persons listed on Annex C hereto has delivered an accredited investor questionnaire (“Accredited Investor Questionnaire”) and lock-up agreement (“Lock-up Agreement”) to Parent, such agreements or documents to be effective as of the Closing (as defined below) in each such case;

     WHEREAS, Parent has entered into Amendment No. 1 to Registration Rights Agreement with each of the Persons listed on Annex D hereto (the “Registration Rights Amendment”), such Registration Rights Amendment to be effective as of the Closing; and
     WHEREAS, the Company, Accuro, Parent, the First Merger Subsidiary, the Second Merger Subsidiary and the other parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.
AGREEMENTS
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINED TERMS
     1.1. Definitions. The following terms shall have the following meanings in this Agreement:
     “Accredited Investor” means each Person set forth on Exhibit A.1 and each other Person that is a Securityholder as of the date hereof that delivers to Parent an executed Accredited Investor Questionnaire and Lock-up Agreement prior to the Closing.
     “Accuro Common Stock” means common stock, par value $0.01 per share, of Accuro.
     “Accuro Series A Preferred Stock” mean Series A Preferred Stock, par value $0.01 per share, of Accuro.
     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
     “Antitrust Laws” means, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; and (e) any other Applicable Law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade.
     “Applicable Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority having jurisdiction over the business or operations of the Company and its Subsidiaries, as may be in effect on the date of this Agreement.
     “Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

     “Cash” means all unrestricted cash of the Company and its Subsidiaries held in their respective bank accounts, or lock box accounts, calculated in each case in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet.
     “Certificate” means a certificate representing Common Units or Series A Preferred Units, as the case may be; provided that from and after the First Effective Time such certificates shall represent shares of Accuro Common Stock and shares of Accuro Series A Preferred Stock, as the case may be, that such Common Units and Series A Preferred Units are converted into pursuant to Section 2.6.
     “Change of Control Payments” means any severance, change of control or other payment, expenditure or liability (including the employer’s portion of any Taxes payable with respect to any such payment) of the Company or its Subsidiaries that arises or is reasonably expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the transactions contemplated by this Agreement (other than payments potentially payable following Closing (including, without limitation, Closing Severance Payments) that would be triggered by a termination of employment (x) by the Company or one of its Subsidiaries following the Closing or (y) by an employee for “good reason” (as such term may be defined in any agreement between such employee and the Company or one of its Subsidiaries)), including, without limitation, the cash payments to the individuals whose names are set forth on Company Disclosure Schedule 1.1(a) in the amounts set forth therein.
     “Closing Severance Payments” means the cash payments to the individuals whose names are set forth on Company Disclosure Schedule 1.1(b) in the amounts set forth therein, which (including the employer’s portion of any Taxes payable with respect to any such payment) shall not exceed $1,500,000 in the aggregate.
     “Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
     “Common Units” means the common units of the Company (including all restricted Common Units issued pursuant to the Option Plan).
     “Company Confidentiality Agreement” means the Confidential Disclosure Agreement, dated January 23, 2008, by and between the Company and Parent.
     “Company Disclosure Schedule” means, collectively, that certain disclosure letter of even date with this Agreement from the Company to Parent delivered concurrently with the execution and delivery of this Agreement.
     “Company Intellectual Property” means all Intellectual Property Rights owned, purported to be owned, used or held for use by the Company and its Subsidiaries.

     “Company Leases” means, collectively, all leases, subleases, licenses, permits or occupancy agreements together with any amendments thereto entered into in connection with any Leased Real Property.
     “Company Material Adverse Effect” means any change, circumstance, effect, event or fact that, individually or in the aggregate, (i) has or would reasonably be expected to have a material and adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impair the Company’s or Accuro’s ability to consummate the transactions contemplated hereby; provided, however, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Company Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (a) conditions affecting the United States economy or the industry in which the Company and its Subsidiaries operate, in each case so long as the Company and its Subsidiaries are not disproportionately affected thereby compared to other companies in the industry in which the Company and its Subsidiaries operate; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the disclosure of the fact that Parent is the prospective acquirer of the Company; (d) the announcement or pendency of the transactions contemplated by this Agreement or any other Transaction Document; or (e) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses or any change in Applicable Laws, or the interpretation thereof, in each case so long as the Company and its Subsidiaries are not disproportionately affected thereby compared to other companies in the industry in which the Company and its Subsidiaries operate.
     “Company Transaction Costs” means (a) all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents and (b) the Change of Control Payments.
     “Confidentiality Agreements” means, collectively, the Company Confidentiality Agreement and the Parent Confidentiality Agreement.
     “Consents” means all authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, the Material Contracts.
     “Contingent Payment Amount” means $20,000,000, as may be reduced pursuant to Section 2.14.

     “Converted Outstanding Series A Preferred Shares” means the aggregate number of shares of Accuro Common Stock issuable immediately prior to the Second Effective Time if the Outstanding Series A Preferred Shares were converted into shares of Accuro Common Stock immediately prior to the Second Effective Time.
     “Debt” means, except for accounts and obligations owed by the Company to any of its Subsidiaries or owed by a Subsidiary of the Company to the Company and/or one or more of its Subsidiaries, (a) all indebtedness of the Company and its Subsidiaries for the repayment of borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon, and all premiums, prepayment penalties, breakage costs, fees thereon and any other amounts that will be paid pursuant to Section 2.10(a); (b) all amounts owing as deferred purchase price for property or services, all accrued and unpaid interest thereon, and all premiums, prepayment penalties, breakage costs, fees thereon, (c) all seller notes, acquisition holdbacks, “earn-out” payments (other than the Woodmoor Performance Payment referred to in Section 2.14 and items 1 and 3 set forth on Schedule 3.1(g)(ii)) and cash deposits provided by the selling party in connection with acquisitions by the Company or any of its Subsidiaries completed prior to date of this Agreement (whether or not payable or earned as of the date of calculation of Net Debt hereunder); (d) all other indebtedness of the Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon; (e) commitments or obligations by which such Person assures a creditor against loss including contingent reimbursement obligations with respect to letters of credit; (f) any obligations of the Company of any of its Subsidiaries in respect of any interest rate hedge agreement, (g) all obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP and (h) all guarantees in respect of (a) – (g).
     “DGCL” means the Delaware General Corporation Law, as amended and in effect from time to time.
     “DLLCA” means the Delaware Limited Liability Company Act, as amended and in effect from time to time.
     “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any pension, retirement, bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or medical benefit, or material fringe benefit plan, arrangement or agreement sponsored, maintained, contributed to, or required to be contributed to by the Company or any member of the Aggregated Group, or to which or for which the Company or any member of the Aggregated Group could have any liability.
     “Environmental Laws” means the Applicable Laws pertaining to the environment, natural resources and employee health and safety, including: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (b) the Emergency Planning and Community Right to Know Act, as amended; (c) the Solid Waste Disposal Act, as amended; (d) the Clean Air Act, as amended; (e) the Clean Water Act, as amended; (f) the Toxic Substances Control Act, as amended; (g) the Occupational Safety and

Health Act of 1970, as amended; (h) the Oil Pollution Act of 1990, as amended; and (i) the Hazardous Materials Transportation Act, as amended, as each of the foregoing are in effect on the date of this Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excess Cash” means (a) Cash minus (b) an amount equal to the product of (i) a fraction, the numerator of which is the number of Business Days since the payroll payment date that most recently preceded the Closing through and including the Closing Date (the “Most Recent Payroll Date”) and the denominator of which is the number of Business Days in each payroll period, and (ii) the aggregate payroll payment on the Most Recent Payroll Date (provided that, for the avoidance of doubt, if the Closing occurs on a payroll payment date, then the Cash Target shall be equal to the aggregate payroll payment on the Most Recent Payroll Date).
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Final Adjustment Amount” means an amount equal to (a) the amount, if any, by which Final Working Capital exceeds Estimated Working Capital (provided, that, the maximum amount that may be included in this clause (a) shall be equal to the difference between the Working Capital Target and Estimated Working Capital), plus (b) the amount, if any, by which Estimated Net Debt exceeds Final Net Debt, minus (c) the amount, if any, by which the Estimated Working Capital exceeds Final Working Capital, minus (d) the amount, if any, by which Final Net Debt exceeds Estimated Net Debt; provided, however, that the Final Adjustment Amount shall not be greater than the Contingent Payment Amount.
     “GAAP” means generally accepted accounting principles in the United States, consistently applied.
     “Governmental Authority” means any government or governmental department, commission, board, bureau, agency or other instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof, or any court, tribunal or arbitrator(s) of competent jurisdiction.
     “Hazardous Substances” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) PCBs or PCB-containing materials or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste, including medical wastes, regulated under any Environmental Law; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste and any natural gas, synthetic gas and any mixtures thereof; and (g) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Authority requires environmental investigation, monitoring or remediation.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Intellectual Property Rights” means any and all rights existing or arising under the laws of any nation with respect to: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, certification marks, collective marks, service marks, trade dress, logos, trade names, and brand and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, all mask works, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical and nontechnical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software, databases and documentation, (f) all other proprietary rights, and (g) all internet domains and all related registrations.
     “Knowledge” means (i) with respect to the Company, the actual knowledge of the following individuals: John K. Carlyle, Brent C. McCarty, David D. Hagey, D. Scott Mackesy, Michael E. Donovan and Robert S. Allday (collectively, “Senior Management”), or such knowledge as any of the foregoing individuals would reasonably be expected to discover or become aware of in conducting a reasonably comprehensive investigation of a particular fact or matter, and (ii) with respect to Parent, the actual knowledge of the executive officers of Parent, or such knowledge as any of the foregoing individuals would reasonably be expected to discover or become aware of in conducting a reasonably comprehensive investigation of a particular fact or matter.
     “Leased Real Property” means all of the real property that, in connection therewith, the Company or any of its Subsidiaries is a landlord, tenant, sublandlord, subtenant, licensor, licensee or grantor or receiver of any permit, occupancy or use rights.
     “Liens” means liens, claims, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.
     “Loan Agreement” means the Amended and Restated Credit Agreement, dated as of July 16, 2007, by and among Accuro, as borrower, and the other persons party thereto that are designated as credit parties and General Electric Capital Corporation, as agent and a lender, and the other financial institutions party thereto, as lenders, and GE Capital Markets, Inc., as co-lead arranger and sole bookrunner, and LaSalle Bank National Association, as documentation agent, and CIT Capital Securities LLC, as co-lead arranger and CIT Healthcare LLC, as syndication agent.
     “Material Contract” means:
          (a) each contract or agreement that involves annual expenditures or receipts of the Company or any of its Subsidiaries for goods or services of an amount in excess of $250,000;
          (b) (i) each Company Lease, and (ii) each lease or sublease of personal property providing for either (A) annual payments of $150,000 or more or (B) aggregate payments of $300,000 or more to which the Company or any of its Subsidiaries is party as either lessor or lessee;
          (c) each joint venture, partnership or any other contract or agreement involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;
          (d) each contract or agreement containing covenants that restrict or prohibit the business activity of the Company, its members, stockholders or Affiliates (in their capacity as such) or any of its Subsidiaries, including, without limitation, most favored nations or most favored customer provisions, non-competition and non-solicitation covenants (other than employee non-solicitation covenants), exclusive distribution and marketing arrangements and exclusive licenses;
          (e) each contract or agreement with any Securityholder, director, officer or employee of the Company or any of its Subsidiaries, other than employment agreements;
          (f) the Loan Agreement and each other indenture, mortgage, promissory note or other agreement or commitment related to Debt;
          (g) each material vendor contract or agreement to which the Company or any of its Subsidiaries is a party pertaining to the licensing of Intellectual Property Rights (except for agreements for commercially available, off the shelf software);
          (h) each contract or agreement creating or granting a Lien, other than Permitted Encumbrances;
          (i) each contract or agreement under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution, or other investment in, any Person (other than the Company or any of its Subsidiaries);
          (j) each contract or agreement under which the Company or any of its Subsidiaries has any material obligations that have not been satisfied or performed relating to the acquisition or disposition of all or any portion of any business of the Company (whether by merger, sale of stock, sale of assets, or otherwise);
          (k) each contract or agreement between the Company or any of its Subsidiaries and (A) any Governmental Authority, (B) any prime contractor to any

Governmental Authority, or (C) any subcontractor with respect to any contract described in clauses (A) and (B) above, which are subject to the rules and regulations of any Governmental Authority concerning procurement;
          (l) each employee collective bargaining agreement or other contract with any labor union and each employment contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company; and
          (m) each material distribution or marketing contract or agreement to which the Company or any of its Subsidiaries is a party and that involves annual payments of $250,000 or more.
     “Net Debt” means Debt minus Excess Cash.
     “Non-Accredited Investor” means each Securityholder that is not an Accredited Investor.
     “Option Plan” means the Accuro L.L.C. 2004 Restricted Unit and Option Plan, as amended, which Option Plan shall be assumed by Accuro in connection with the First Merger.
     “Options” means, prior to the First Effective Time, the collective reference to all options to purchase Common Units issued pursuant to the Option Plan and any and all other options to purchase Common Units, and from and after the First Effective Time the collective reference to all options to purchase shares of Accuro Common Stock issued pursuant to the Option Plan and any and all other options to purchase shares of Accuro Common Stock (but shall exclude, for the avoidance of doubt, the Unauthorized Options).
     “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
     “Parent Confidentiality Agreement” means the Confidential Disclosure Agreement, dated February 18, 2008, by and between the Company and Parent.
     “Parent Disclosure Schedule” means, collectively, that certain disclosure letter of even date with this Agreement from Parent to the Company delivered concurrently with the execution and delivery of this Agreement.
     “Parent Intellectual Property” means all Intellectual Property Rights owned, purported to be owned, used or held for use by Parent and its Subsidiaries.
     “Parent Material Adverse Effect” means any change, circumstance, effect, event or fact that, individually or in the aggregate, (i) has or would reasonably be expected to have a material and adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impair Parent’s ability to consummate the transactions contemplated hereby; provided, however, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Parent Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (a) conditions affecting the United States economy or the industry in which Parent and its Subsidiaries operate, in each case so long as Parent and its Subsidiaries are not disproportionately affected thereby compared to other companies in the industry in which Parent and its Subsidiaries operate; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; or (c) any change in accounting requirements or principles imposed upon Parent, its Subsidiaries or their respective businesses or any change in Applicable Laws, or the interpretation thereof, in each case so long as Parent and its Subsidiaries are not disproportionately affected thereby compared to other companies in the industry in which Parent and its Subsidiaries operate.
     “Pay-Off Letters” means the letters, and any updates thereto, to be sent by the Company’s lender under the Loan Agreement to Parent prior to Closing, which letters shall be in customary form reasonably acceptable to Parent and shall specify the aggregate amount of Debt that will be outstanding as of the Closing Date under the Loan Agreement and wire transfer information for such lender and that all Liens related thereto shall be automatically released upon the payment of such amount.
     “Per Share Contingent Payment Amount” means the quotient (rounded to the fifth decimal place) equal to (a) the Contingent Payment Amount, divided by (b) an amount equal to the sum of the number of (i) the Outstanding Common Shares, plus (ii) the Vested Option Securities, and plus (iii) the Converted Outstanding Series A Preferred Shares.
     “Per Share Parent Final Balance Sheet Adjustment Payment Amount” means the quotient (rounded to the fifth decimal place) equal to (a) the Parent Final Balance Sheet Adjustment Payment Amount, divided by (b) an amount equal to the sum of the number of (i) the Outstanding Common Shares, plus (ii) the Vested Option Securities, and plus (iii) the Converted Outstanding Series A Preferred Shares.
     “Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet due and payable or reserved for on the most recent balance sheet and being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, for obligations that are not overdue or that are being contested in good faith by appropriate proceedings; (c) Liens on leases of real property arising from the provisions of such leases, including any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Authority, necessary or beneficial to the continued use and occupancy of such leased real property or the continuation of the business conducted by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be; (d) pledges or deposits made in the ordinary course of business and consistent with past practices of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, in connection with workers’ compensation, unemployment insurance and other social security legislation that do not materially interfere with the conduct of the business conducted by the Company and its Subsidiaries, taken as a whole or Parent or any of its Subsidiaries, taken as a whole, as the case may be; (e) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be; (f) zoning regulations and restrictive covenants and easements of record that, individually or in the aggregate, do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (g) public utility easements of record, in customary form, to serve the leased real property of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be; (h) landlords’ Liens in favor of landlords under the leases with respect to the leased real property of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be; (i) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such landlords with respect to the leased real property of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, and to which such leases are subordinate; and (j) Liens set forth on Company Disclosure Schedule 3.1(n), if any.
     “Person” means an individual, Governmental Authority, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.
     “Registration Rights Agreement” means the Parent’s Amended and Restated Registration Rights Agreement, dated as of October 19, 2007, as amended.
     “Representative” means WCAS, and any successor representative appointed to act on behalf of the Securityholders.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the United States Securities Act of 1933, as amended.
     “Securityholders” means, prior to the First Effective Time, the holders of Common Units, Series A Preferred Units, Options and Unauthorized Options, and from and after the First Effective Time, holders of shares of Accuro Common Stock, Accuro Series A Preferred Stock and holders of Options and Unauthorized Options.
     “Series A Preferred Units” means the Series A Preferred Units of the Company.
     “Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person).
     “Taxes” means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

     “Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.
     “TLLCA” means the Texas Limited Liability Company Act, as amended and in effect from time to time.
     “Transaction Documents” means, collectively, this Agreement and each other agreement, document and instrument required to be executed in accordance herewith.
     “Unvested Option” means an Option other than a Vested Option.
     “Unvested Unauthorized Option” means an Unauthorized Option other than a Vested Unauthorized Option.
     “Vested Option” means an Option that pursuant to the vesting schedule set forth on Company Disclosure Schedule 3.1(c) is or will be vested as of the Second Effective Time.
     “Vested Option Securities” means, prior to the First Effective Time, the number of Common Units issuable immediately prior to the First Effective Time if the Outstanding Vested Options were exercised immediately prior to the First Effective Time, and from and after the First Effective Time, the number of shares of Accuro Common Stock issuable immediately prior to the Second First Effective Time if the Outstanding Vested Options were exercised immediately prior to the Second Effective Time (in each case including securities issuable upon the exercise of Vested Unauthorized Options).
     “Vested Unauthorized Options” means Unauthorized Options which would have been vested as of the Second Effective Time had such Unauthorized Options been properly authorized.
     “WCAS” means Welsh, Carson, Anderson & Stowe IX, L.P.
     “Working Capital” means the “Working Capital” calculated in accordance with the methodology and definitions set forth on Company Disclosure Schedule 1.1(c).
     “Working Capital Target” means $6,500,000.
1.2. List of Defined Terms.

Terms	Defined in Section
Accredited Investor Questionnaire	Recitals
Accuro	Preamble
Adjusted Closing Cash Merger Consideration	2.7(b)(i)
Aggregate Option Cash Payment	2.7(b)(ii)
Aggregated Group	3.1(r)(i)(A)
Agreement	Preamble

Terms	Defined in Section
Alternative Financing	5.7
Audited Financial Statements	3.1(g)(i)
Balance Sheet	3.1(g)(i)
Balance Sheet Date	33
Closing	8.1
Closing Balance Sheet	2.12
Closing Cash Merger Consideration	20
Closing Net Debt	2.13(a)
Closing Per Share Cash Common Merger Consideration	20
Closing Per Share Merger Consideration	21
Closing Price	21
Closing Working Capital	2.13(a)
Company 401(k) Plan	5.4(d)
Company Permits	3.1(h)(i)
D&O Indemnified Persons	5.6(a)
Debt Commitment Letter	3.2(p)
Debt Financing	3.2(p)
Debt Financing Failure	9.2
Estimated Net Debt	2.12
Estimated Working Capital	25
Final Balance Sheet	2.13(a)
Final Net Debt	2.13(b)
Final Working Capital	26
Financial Statements	3.1(g)(i)
Financing Failure Termination Fee	9.2
First Certificate of Merger	2.2
First Effective Time	2.2
First Merger	Recitals
First Merger Subsidiary	Preamble
First Merger Surviving Corporation	Recitals
Flow-Through Returns	5.5
Grant Date	3.1(c)
HIPAA	3.1(u)(i)
Interim Balance Sheet	3.1(g)(i)
Interim Financial Statements	3.1(g)(i)
Lender	3.2(p)
Letter of Transmittal	2.11(c)
Lock-up Agreement	Recitals
Marketing Period End Date	8.1
Material Customer	3.2(b)
Maximum Premium	59
Non-Accredited Cash Consideration	21
Objection Notice	2.13(b)
Option Hypothetical Aggregate Merger Consideration Value	21
Option Hypothetical Cash Merger Consideration	21
Option Hypothetical Value of Merger Consideration Per Share	21

Terms	Defined in Section
Outstanding Common Share	2.7(a)(ii)
Outstanding Common Shares	2.7(a)(ii)
Outstanding Series A Preferred Shares	2.7(a)(ii)
Outstanding Vested Option” and collectively, the “Outstanding Vested Options	2.9(b)
Paid Company Transaction Costs	2.10(b)
Parent	Preamble
Parent Balance Sheet	3.2(g)(i)
Parent Final Balance Sheet Adjustment Payment Amount	2.14(b)
Parent Permits	3.2(h)
Parent Preferred Stock	3.2(b)
Parent SEC Reports	3.2(f)
Payroll Agent	2.10(d)
Per Share Series A Preferred Merger Consideration	21
Per Share Stock Merger Consideration	22
Post-Adjustment Objection Notice	2.14(c)
Post-Adjustment Statement	2.14(c)
Potential Transaction	4.5
Proprietary Software	3.1(s)(v)
Second Certificate of Merger	2.2
Second Effective Time	2.2
Second Merger	Recitals
Second Merger Subsidiary	Preamble
Second Merger Surviving Corporation	Recitals
Senior Management	Preamble
Share Merger Consideration	22
Signing Sellers	Preamble
SignSell	Preamble
Specified Company Representations	7.2(a)
Specified Parent Representations	7.3(a)
Termination Date	9.1(b)(iii)
Third Certificate of Merger	2.2
Third Effective Time	2.2
Third Merger	Recitals
Third Merger Surviving Company	Recitals
Unaudited Balance Sheet
Unaudited Financial Statements	3.1(g)(i)
Vested Option Consideration	2.9(b)
Woodmoor Performance Payment	2.14(d)
Works	3.1(s)(iii)
ARTICLE II
THE MERGER
     2.1. Mergers. At the First Effective Time, the Company shall be merged with and into Accuro in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the TLLCA and DGCL and following the First Merger, the First Merger

Surviving Corporation shall continue as the surviving entity and the separate limited liability company existence of the Company shall cease. At the Second Effective Time, the First Merger Subsidiary shall be merged with and into the First Merger Surviving Corporation in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL and following the Second Merger, the Second Merger Surviving Corporation shall continue as the surviving entity and the separate corporate existence of the First Merger Subsidiary shall cease. At the Third Effective Time, the Second Merger Surviving Corporation shall be merged with and into the Second Merger Subsidiary in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the DGCL and the DLLCA and following the Third Merger, the Third Merger Surviving Company shall continue as the surviving entity and the separate corporate existence of the Second Merger Surviving Corporation shall cease.
     2.2. Effective Times. As a part of the Closing and in connection with the First Merger, the Company and Accuro shall cause a Certificate of Merger (the “First Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware in accordance with the terms and conditions of the TLLCA and the DGCL, respectively (the First Merger shall become effective at the time of such later filing (the “First Effective Time”)). Following the First Effective Time, as a part of the Closing and in connection with the Second Merger, the First Merger Surviving Corporation and the First Merger Subsidiary shall cause a Certificate of Merger (the “Second Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL (the Second Merger shall become effective at the time of such filing (the “Second Effective Time”)). Following the Second Effective Time, as a part of the Closing and in connection with the Third Merger, the Second Merger Surviving Corporation and the Second Merger Subsidiary shall cause a Certificate of Merger (the “Third Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL and the DLLCA (the Third Merger shall become effective at the time of such filing (the “Third Effective Time”)).
     2.3. Effects of the Mergers. Each of the First Merger, Second Merger and Third Merger shall have the effects set forth in the DGCL (and with respect to the First Merger, the effects set forth in the TLLCA, and with respect to the Third Merger, the effects set forth in the DLLCA).
     2.4. Governing Documents. The Certificate of Incorporation and Bylaws of Accuro in effect immediately prior to the First Effective Time shall be the Certificate of Incorporation and Bylaws of the First Merger Surviving Corporation as of the First Effective Time. The Certificate of Incorporation and Bylaws of the First Merger Surviving Corporation in effect immediately prior to the Second Effective Time shall be amended in their entirety to be the same as the Certificate of Incorporation and Bylaws of the First Merger Subsidiary (other than provisions relating to the incorporator, indemnification, advancement of expenses and exculpation from liability, which shall not be amended) as of the Second Effective Time. The Certificate of Formation and limited liability company agreement of the Second Merger Subsidiary in effect immediately prior to the Third Effective Time shall be the Certificate of Formation and limited liability company agreement of the Third Merger Surviving Company as of the Third Effective Time.

     2.5. Directors and Officers. The directors and officers of Accuro immediately prior to the First Effective Time shall be the directors and officers of the First Merger Surviving Corporation as of the First Effective Time. The directors and officers of the First Merger Subsidiary immediately prior to the Second Effective Time shall be the directors and officers of the Second Merger Surviving Corporation as of the Second Effective Time. The directors and officers of the Second Merger Subsidiary immediately prior to the Third Effective Time shall be the directors and officers of the Third Merger Surviving Company as of the Third Effective Time.
     2.6. First Merger Conversion. At the First Effective Time, by virtue of the First Merger and without any action on the part of any party:
          (a) Each Common Unit outstanding immediately prior to the First Effective Time (i) shall be converted into the right to receive one share of Accuro Common Stock and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist. To the extent that a Common Unit is subject to any vesting requirements, the share of Accuro Common Stock received in respect of such Common Unit will be subject to the same vesting restrictions as the Common Unit it replaced.
          (b) Each Common Unit held in the treasury of the Company immediately prior to the First Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.
          (c) Each Series A Preferred Unit outstanding immediately prior to the First Effective Time (i) shall be converted into the right to receive one share of Accuro Series A Preferred Stock and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.
     2.7. Second Merger Conversion.
          (a) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party:
               (i) Each share of common stock of the First Merger Subsidiary issued and outstanding immediately prior to the Second Effective Time shall remain outstanding and shall represent one share of common stock of the Second Merger Surviving Corporation, so that, after the Second Effective Time, Parent shall be the holder of all of the issued and outstanding shares of common stock of the Second Surviving Corporation.
               (ii) Each share of Accuro Common Stock outstanding immediately prior to the Second Effective Time (each, an “Outstanding Common Share” and collectively, the “Outstanding Common Shares”) (1) shall be converted into the right to receive (A) the Closing Per Share Merger Consideration, (B) the Per Share Contingent Payment Amount and (C) the Per Share Parent Final Balance Sheet Adjustment Payment Amount, if any, and (2) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.
               (iii) Each share of Accuro Common Stock held in the treasury of the First Merger Surviving Corporation immediately prior to the Second Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.
               (iv) Each share of Accuro Series A Preferred Stock outstanding immediately prior to the Second Effective Time (each, an “Outstanding Series A Preferred Share” and collectively, the “Outstanding Series A Preferred Shares”) (x) shall be converted into the right to receive (A) the Per Share Series A Preferred Merger Consideration, (B) an amount equal to the product of (1) the Per Share Contingent Payment Amount multiplied by (2) the number of shares of Accuro Common Stock issuable immediately prior to the Second Effective Time if such Outstanding Series A Preferred Share was converted into shares of Accuro Common Stock immediately prior to the Second Effective Time, and (C) an amount equal to the product of (1) the Per Share Parent Final Balance Sheet Adjustment Payment Amount, if any, multiplied by (2) the number of shares of Accuro Common Stock issuable immediately prior to the Second Effective Time if such Outstanding Series A Preferred Share was converted into shares of Accuro Common Stock immediately prior to the Second Effective Time, and (y) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.
          (b) The following terms shall have the following meanings in this Agreement:
               (i) “Adjusted Closing Cash Merger Consideration” means the Closing Cash Merger Consideration minus the Aggregate Option Cash Payment minus the Non-Accredited Cash Consideration.
               (ii) “Aggregate Option Cash Payment” means the total amount of the aggregate Vested Option Consideration required to be paid in cancellation of all Vested Options pursuant to Section 2.9(b) plus the total amount of the aggregate Vested Unauthorized Option Consideration to be paid pursuant to Section 2.9(d).
               (iii) “Closing Cash Merger Consideration” means an amount (not less than zero) equal to (A) $203,000,000.00, minus (B) the amount, if any, by which the Working Capital Target exceeds Estimated Working Capital, minus (C) Estimated Net Debt, minus (D) the Paid Company Transaction Costs, minus (E) the Closing Severance Payments and minus (F) the 280G Reduction Amount.
               (iv) “Closing Per Share Cash Common Merger Consideration” means the quotient equal to (A) the Adjusted Closing Cash Merger Consideration, divided by (B) an amount equal to the sum of the number of (x) the Outstanding Common Shares, and plus (y) the Converted Outstanding Series A Preferred Shares (in the case of (x) and (y), other than Outstanding Common Shares or Converted Outstanding Series A Preferred Shares owned by Non-Accredited Investors).
               (v) “Closing Per Share Merger Consideration” means (i) for Accredited Investors, the Closing Per Share Cash Common Merger Consideration and the Per Share Stock Merger Consideration and (ii) for Non-Accredited Investors, the Option Hypothetical Value of Merger Consideration Per Share.
               (vi) “Closing Price” means the per share price of the Parent Common Stock that equals the average of the closing prices for the Parent Common Stock, as reported in

The Wall Street Journal, for the 15 trading days ending on and including the trading day that is two trading days immediately prior to the Closing Date.
               (vii) “Non-Accredited Cash Consideration” means the product of (A) the Option Hypothetical Value of Merger Consideration Per Share and (B) the number of Outstanding Common Shares and Converted Outstanding Series A Preferred Shares owned by Non-Accredited Investors.
               (viii) “Option Hypothetical Aggregate Merger Consideration Value” means the sum of (A) the Option Hypothetical Cash Merger Consideration and (B) the product of the Share Merger Consideration multiplied by the Closing Price.
               (ix) “Option Hypothetical Cash Merger Consideration” means the Closing Cash Merger Consideration plus the amount of cash which would have been paid to the Company had all Vested Options and Vested Unauthorized Options outstanding immediately prior to the Second Effective Time been exercised in full immediately prior to the Second Effective Time.
               (x) “Option Hypothetical Value of Merger Consideration Per Share” means the quotient equal to (A) the Option Hypothetical Aggregate Merger Consideration Value, divided by (B) an amount equal to the sum of the number of (x) the Outstanding Common Shares, plus (y) the Converted Outstanding Series A Preferred Shares, and plus (z) the Vested Option Securities.
               (xi) “Per Share Series A Preferred Merger Consideration” means (i) for each Outstanding Series A Preferred Share owned by an Accredited Investor, (A) the product of (x) the Closing Per Share Cash Merger Consideration, multiplied by (y) the number of shares of Accuro Common Stock issuable immediately prior to the Second Effective Time if such Outstanding Series A Preferred Shares were converted into shares of Accuro Common Stock immediately prior to the Second Effective Time and (B) the product of (x) the Per Share Stock Merger Consideration, multiplied by (y) the number of shares of Accuro Common Stock issuable immediately prior to the Second Effective Time if such Outstanding Series A Preferred Shares were converted into shares of Accuro Common Stock immediately prior to the Second Effective Time and (ii) for each Outstanding Series A Preferred Share owned by a Person that is a Non-Accredited Investor, the product of (x) the Option Hypothetical Value of Merger Consideration Per Share multiplied by (y) the number of shares of Accuro Common Stock issuable immediately prior to the Second Effective Time if such Outstanding Series A Preferred Shares were converted into shares of Accuro Common Stock immediately prior to the Second Effective Time.
               (xii) “Per Share Stock Merger Consideration” means the quotient equal to (A) the Share Merger Consideration, divided by (B) an amount equal to the sum of the number of (x) the Outstanding Common Shares, and plus (y) the Converted Outstanding Series A Preferred Shares (in the case of (x) and (y), other than Outstanding Common Shares or Converted Outstanding Series A Preferred Shares owned by Non-Accredited Investors).

               (xiii) “Share Merger Consideration” means 8,850,000 shares of Parent Common Stock.
          (c) No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of a share of Accuro Common Stock or Accuro Series A Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Closing Price.
     2.8. Third Merger Conversion. At the Third Effective Time, by virtue of the Third Merger and without any action on the part of any party:
          (a) The limited liability company interests of the Second Merger Subsidiary issued and outstanding immediately prior to the Third Effective Time shall remain outstanding.
          (b) Each share of common stock of the Second Merger Surviving Corporation issued and outstanding immediately prior to the Third Effective Time shall be cancelled and cease to exist and no consideration shall be payable in respect thereof remain.
     2.9. Treatment of Options and Unauthorized Options.
          (a) Options in First Merger. Each Option outstanding immediately prior to the First Effective Time shall be assumed by the First Merger Surviving Corporation and converted into an option to purchase shares of Accuro Common Stock equal to the number of Common Units previously issuable immediately prior to the First Effective Time if such Option were exercised immediately prior to the First Effective Time at an exercise price per share of Accuro Common Stock equal to the exercise price per Common Unit of such Option immediately prior to the First Effective Time. Except for the foregoing adjustments all of the terms and conditions in effect for such Options immediately prior to the First Effective Time shall continue in effect following the assumption of such option in accordance with this Agreement.
          (b) Vested Options in the Second Merger. Each Vested Option outstanding immediately prior to the Second Effective Time (each, an “Outstanding Vested Option” and collectively, the “Outstanding Vested Options”) shall be cancelled for cash having a value equal to (A) an amount equal to the product of (x) the number of shares of Accuro Common Stock previously issuable immediately prior to the Second Effective Time if such Outstanding Vested Option was exercised immediately prior to the Second Effective Time, multiplied by (y) the excess of (1) the Option Hypothetical Value of Merger Consideration Per Share over (2) the exercise price per share of Accuro Common Stock previously issuable pursuant to such Outstanding Vested Option (the “Vested Option Consideration”), (B) an amount equal to the product of (x) the Per Share Contingent Payment Amount multiplied by (y) the number of shares of Accuro Common Stock previously issuable immediately prior to the Second Effective Time if such Outstanding Vested Option were exercised immediately prior to the Second Effective Time, and (C) an amount equal to the product of (x) the Per Share Parent Final Balance Sheet Adjustment Payment Amount, if any, multiplied by (y) the number of shares of Accuro Common

Stock previously issuable immediately prior to the Second Effective Time if such Outstanding Vested Option were exercised immediately prior to the Second Effective Time.
          (c) Unvested Options in the Second Merger. Each Unvested Option outstanding immediately prior to the Second Effective Time shall be cancelled for cash having a value equal to (A) an amount equal to the product of (x) the number of shares of Accuro Common Stock previously issuable immediately prior to the Second Effective Time if such Unvested Option was exercisable immediately prior to the Second Effective Time, multiplied by (y) the excess of (1) the Option Hypothetical Value of Merger Consideration Per Share over (2) the exercise price per share of Accuro Common Stock previously issuable pursuant to such Unvested Option (the “Unvested Option Consideration”), (B) an amount equal to the product of (x) the Per Share Contingent Payment Amount multiplied by (y) the number of shares of Accuro Common Stock previously issuable immediately prior to the Second Effective Time if such Unvested Option was exercisable immediately prior to the Second Effective Time and (C) an amount equal to the product of (x) the Per Share Parent Final Balance Sheet Adjustment Payment Amount, if any, multiplied by (y) the number of shares of Accuro Common Stock previously issuable immediately prior to the Second Effective Time if such Unvested Option were exercised immediately prior to the Second Effective Time.
          (d) Vested Unauthorized Options. Each person that holds a Vested Unauthorized Option immediately prior to the Second Effective Time (each, an “Outstanding Vested Unauthorized Option” and collectively, the “Outstanding Vested Unauthorized Options”) shall receive with respect to such Vested Unauthorized Option (A) an amount equal to the product of (x) the number of shares of Accuro Common Stock previously issuable immediately prior to the Second Effective Time if such Outstanding Vested Unauthorized Option was exercised immediately prior to the Second Effective Time, multiplied by (y) the excess of (1) the Option Hypothetical Value of Merger Consideration Per Share over (2) the exercise price per share of Accuro Common Stock previously issuable pursuant to such Outstanding Vested Unauthorized Option (the “Vested Unauthorized Option Consideration”), (B) an amount equal to the product of (x) the Per Share Contingent Payment Amount multiplied by (y) the number of shares of Accuro Common Stock previously issuable immediately prior to the Second Effective Time if such Outstanding Vested Unauthorized Option were exercised immediately prior to the Second Effective Time, and (C) an amount equal to the product of (x) the Per Share Parent Final Balance Sheet Adjustment Payment Amount, if any, multiplied by (y) the number of shares of Accuro Common Stock previously issuable immediately prior to the Second Effective Time if such Outstanding Vested Unauthorized Option were exercised immediately prior to the Second Effective Time.
          (e) Unvested Unauthorized Options. Each person that holds an Unvested Unauthorized Option immediately prior to the Second Effective Time shall receive with respect to such Unvested Unauthorized Option (A) an amount equal to the product of (x) the number of shares of Accuro Common Stock previously issuable immediately prior to the Second Effective Time if such Unvested Unauthorized Option was exercisable immediately prior to the Second Effective Time, multiplied by (y) the excess of (1) the Option Hypothetical Value of Merger Consideration Per Share over (2) the exercise price per share of Accuro Common Stock previously issuable pursuant to such Unvested Unauthorized Option (the “Unvested Unauthorized Option Consideration”), (B) an amount equal to the product of (x) the Per Share

Contingent Payment Amount multiplied by (y) the number of shares of Accuro Common Stock previously issuable immediately prior to the Second Effective Time if such Unvested Unauthorized Option was exercisable immediately prior to the Second Effective Time and (C) an amount equal to the product of (x) the Per Share Parent Final Balance Sheet Adjustment Payment Amount, if any, multiplied by (y) the number of shares of Accuro Common Stock previously issuable immediately prior to the Second Effective Time if such Outstanding Unvested Unauthorized Option were exercised immediately prior to the Second Effective Time.
     2.10. Closing Payments. At the Closing, Parent shall pay or cause to be paid the following amounts by wire transfers of immediately available funds (and in the case of 2.10(e) deliver shares of Parent Common Stock):
          (a) Parent shall pay or cause to be paid to the lender under the Loan Agreement, to an account designated by such lender in writing, the amount of Debt specified in such lender’s Pay-Off Letter;
          (b) Parent shall pay or cause to be paid all Company Transaction Costs that remain outstanding as of the Closing Date to such account or accounts as are designated by the Company in accordance with Section 4.4 (collectively, the sum of such payments for all payees of Company Transaction Costs being hereinafter referred to as the “Paid Company Transaction Costs”);
          (c) except as otherwise set forth on Company Disclosure Schedule 1.1(b), Parent shall pay or cause to be paid all Closing Severance Payments, less applicable withholding, to such account or accounts as are designated by the Company;
          (d) Parent shall pay or cause to be paid to the Company’s payroll agent (the “Payroll Agent”) the aggregate Vested Option Consideration, Vested Unauthorized Option Consideration, Unvested Option Consideration and Unvested Unauthorized Option Consideration less applicable withholding, payable in respect of (i) the Vested Options pursuant to Section 2.9(b)(A) and Vested Unauthorized Options pursuant to Section 2.9(d)(A) and (ii) the Unvested Options pursuant to Section 2.9(c)(A) and the Unvested Unauthorized Options pursuant to Section 2.9(e)(A); and
          (e) Parent shall pay to each holder of shares of Accuro Common Stock and Accuro Series A Preferred Stock who, at least three Business Days before the Closing Date, delivers a completed and duly executed Letter of Transmittal and a Certificate for cancellation to Parent the consideration such holder has the right to receive pursuant to Section 2.7 in each case to an account designated in writing by each such Securityholder at least three Business Days prior to the Closing Date (and Parent shall deliver the shares of Parent Common Stock to an address designated in writing by each such Securityholder (including the location of the Closing if so designated)).
     2.11. Payment.
          (a) To the extent Parent has not otherwise paid the applicable consideration to a Securityholder pursuant to Section 2.10(e), Parent shall deliver:

               (i) to each holder of shares of Accuro Common Stock holding a Certificate, promptly upon receipt by Parent of an executed Letter of Transmittal, the consideration to be received with respect to shares of Accuro Common Stock in accordance with the terms of Section 2.7(a)(ii);
               (ii) to each holder of shares of Accuro Series A Preferred Stock holding a Certificate, promptly upon receipt by Parent of an executed Letter of Transmittal, the consideration to be received with respect to shares of Accuro Series A Preferred Stock in accordance with the terms of Section 2.7(a)(iv);
          (b) The Payroll Agent shall deliver to each holder of an Option and an Unauthorized Option, on the Closing Date, the consideration to be received with respect to Options and Unauthorized Options in accordance with the terms of Sections 2.9(b)(A), 2.9(c)(A), 2.9(d)(A) and 2.9(e)(A), as the case may be.
          (c) Prior to or promptly after the Closing, Accuro shall deliver to each record holder of Outstanding Common Shares and Outstanding Series A Preferred Shares (A) a letter of transmittal, which letter shall be in the form attached as Exhibit B hereto (the “Letter of Transmittal”), and (B) instructions for effecting the surrender of such Certificates in exchange for the consideration such holder has the right to receive pursuant to Sections 2.7 and 2.11(a)(i) or (a)(ii), as applicable.
          (d) Each of Parent and the Second Merger Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Securityholder pursuant to this Article II any amounts that such Person is required to deduct and withhold with respect to payment under any provision of federal, state or local income Tax law. If such Person so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholders in respect of which such Person made such deduction or withholding. No interest shall accrue or be paid on the cash payable upon the delivery of Certificates.
          (e) If any portion of the consideration pursuant to this Article II is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to Parent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not payable.
          (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue in exchange for such lost, stolen or destroyed Certificate the consideration otherwise payable pursuant to this Article II.

          (g) Anything in this Agreement to the contrary notwithstanding, Parent shall not be required to make any payments under this Agreement to the holders of Unauthorized Options that have not executed the agreement contemplated by Section 4.1(b) until the execution of such agreement.
     2.12. Net Debt and Working Capital Estimates. No later than four (4) Business Days before the Closing Date, the Company shall deliver to Parent an estimated balance sheet of the Company and its consolidated Subsidiaries prepared as of 11:59 p.m. on the date immediately prior to the Closing Date (the “Closing Balance Sheet”), which shall set forth a good faith estimate of the following (each of which shall be estimated prior to the application of any payments to be made under Section 2.10): (a) the amount of Net Debt as of 11:59 p.m. on the date immediately prior to the Closing Date (“Estimated Net Debt”) and (b) amount of Working Capital as of 11:59 p.m. on the date immediately prior to the Closing Date (“Estimated Working Capital”). The Closing Balance Sheet shall be prepared by the Company in accordance with this Agreement and GAAP applied in a manner consistent with the preparation of the Balance Sheet, except as otherwise contemplated by this Agreement.
     2.13. Final Net Debt and Final Working Capital Determinations.
          (a) As promptly as practicable after the Closing Date (but in no event later than sixty (60) days after the Closing Date), Parent shall prepare and deliver to the Representative a balance sheet of the Company and its consolidated Subsidiaries prepared as of 11:59 p.m. on the date immediately prior to the Closing Date (the “Final Balance Sheet”), which shall set forth the following: (i) the amount of Net Debt as of 11:59 p.m. on the date immediately prior to the Closing Date (“Closing Net Debt”), and (ii) the amount of Working Capital as of 11:59 p.m. on the date immediately prior to the Closing Date plus any Company Transaction Expenses unpaid as of the Closing (“Closing Working Capital”). The Final Balance Sheet shall be prepared in accordance with this Agreement and GAAP applied in a manner consistent with the preparation of the Balance Sheet, except as otherwise contemplated by this Agreement. Following the delivery of the Final Balance Sheet to the Representative, Parent shall afford the Representative and its representatives the opportunity to examine the Final Balance Sheet, and such supporting schedules, analyses, workpapers and other underlying records or documentation as are reasonably necessary and appropriate. Parent shall cooperate reasonably and promptly with the Representative and its representatives in such examination, including providing answers to questions asked by the Representative and its representatives, and Parent shall promptly make available to the Representative and its representatives any records under Parent’s reasonable control that are reasonably requested by the Representative and its representatives.
          (b) If within 15 days following delivery of the Final Balance Sheet to the Representative, the Representative has not delivered to Parent written notice (the “Objection Notice”) of its objections to the Final Balance Sheet (such Objection Notice must contain a statement describing in reasonable detail the basis of such objections), then Closing Net Debt and Closing Working Capital as set forth in such Final Balance Sheet shall be deemed final and conclusive and shall be “Final Net Debt” and “Final Working Capital,” respectively. If the Representative delivers the Objection Notice within such 15-day period, then Parent and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed 15 days from the date of delivery of the Objection Notice. If at the end of the 15-day period there are any objections that remain in dispute, then the remaining objections in dispute may be submitted by Parent or the Representative for resolution to a “big four” accounting firm to be selected jointly by the Representative and Parent within the five days following the last day of such 15-day period or, if the Representative and Parent are unable to mutually agree within such five-day period, such accounting firm shall be Ernst & Young (so long as neither party has, at the time of the dispute, any significant business relationship with Ernst & Young) (such accounting firm, the “Referee”). The Referee shall determine Final Net Debt and Final Working Capital within 30 days after the objections that remain in dispute are submitted to it. If any remaining objections are submitted to the Referee for resolution, (i) Parent and the Representative shall enter into a customary engagement letter with the Referee; (ii) Parent and the Representative shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may reasonably request and are available to that party or its Subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (iii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either Parent or the Representative or less than the smallest value for such objection claimed by either Parent or the Representative; (iv) the determination by the Referee of Final Net Debt and Final Working Capital, as set forth in a written notice delivered to both Parent and the Representative by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (v) 50% of the fees and expenses of the Referee shall be paid by Parent and the remaining 50% of the fees and expenses of the Referee shall be deducted from the Contingent Payment Amount.
     2.14. Distributions for Purchase Price Adjustments.
          (a) If the Final Adjustment Amount is a negative number, then the absolute value of the Final Adjustment Amount shall be deducted from the Contingent Payment Amount.
          (b) If the Final Adjustment Amount is a positive number (the “Parent Final Balance Sheet Adjustment Payment Amount”), then Parent shall immediately tender payment, in immediately available funds, to (i) the persons who were holders of Accuro Common Stock and Accuro Series A Preferred Stock immediately prior to the Second Effective Time the consideration to be received with respect to such shares in accordance with the terms of Sections 2.7(a)(ii)(C) and 2.7(a)(iv)(C), as the case may be, and (ii) the Payroll Agent, the aggregate amounts payable to holders of Options and Unauthorized Options pursuant to Sections 2.9(b)(C), 2.9(c)(C), 2.9(d)(C) and 2.9(e)(C), as the case may be (and Parent shall direct the Payroll Agent to promptly pay such amounts in immediately available funds to the persons who were holders of Options and Unauthorized Options immediately prior to the Second Effective Time).
          (c) If subsequent to the payment of any amounts pursuant to Section 2.14(a) or Section 2.14(b), but not later than the one (1) year anniversary of the Closing Date, Parent is required to pay any Company Transaction Costs or Debt that should have been but was not included in the calculation of the Final Adjustment Amount, it shall deliver a written notice (a “Post-Adjustment Statement”) to the Representative that sets forth the nature and amount of such Company Transaction Costs or Debt, as applicable. If within 15 days following delivery of a Post-Adjustment Statement to the Representative, the Representative has not delivered to Parent written notice (the “Post-Adjustment Objection Notice”) of its objections to the Post-Adjustment Statement (such Post-Adjustment Objection Notice must contain a statement describing in reasonable detail the basis of such objections), then (i) the amounts in the Post-Adjustment Statement shall be deemed final and conclusive and (ii) Parent shall be entitled to deduct such amounts from the Contingent Payment Amount and the Contingent Payment Amount shall be reduced accordingly. If the Representative delivers a Post-Adjustment Objection Notice within such 15-day period, then Parent and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed 15 days from the date of delivery of the Post-Adjustment Objection Notice. If at the end of the 15-day period there are any objections that remain in dispute, then the remaining objections in dispute may be submitted by Parent or the Representative for resolution to the Referee. The Referee shall determine the amounts of the items set forth in the Post-Adjustment Statement within 30 days after the objections that remain in dispute are submitted to it. If any remaining objections are submitted to the Referee for resolution, (i) Parent and the Representative shall enter into a customary engagement letter with the Referee; (ii) Parent and the Representative shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may reasonably request and are available to that party or its Subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (iii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either Parent or the Representative or less than the smallest value for such objection claimed by either Parent or the Representative; (iv) the determination by the Referee of the final amounts of the items set forth in the Post-Adjustment Statement, as set forth in a written notice delivered to both Parent and the Representative by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (v) 50% of the fees and expenses of the Referee shall be paid by Parent and the remaining 50% of the fees and expenses of the Referee shall be deducted from the Contingent Payment Amount.
          (d) If prior to the one (1) year anniversary of the Closing Date, the Company is required to make an “earn-out” payment pursuant to that certain Asset Purchase Agreement dated as of March 26, 2007 by and among The Woodmoor Group, Inc., Accuro and the other persons party thereto (the “Woodmoor Performance Payment”), then the amount of such Woodmoor Performance Payment (as finally determined) shall be deducted from the Contingent Payment Amount and the Contingent Payment Amount shall be reduced accordingly. Whether or not the Woodmoor Performance Payment is required to be paid by the Company, all reasonable out-of-pocket expenses incurred by Parent or its Subsidiaries in connection therewith shall be deducted from the Contingent Payment Amount and the Contingent Payment Amount shall be reduced accordingly. The Representative shall have the right to make all decisions regarding and give directions concerning the Woodmoor Performance Payment, including preparing all reports, statements and calculations in connection with the determination of the Woodmoor Performance Payment and controlling all discussions with any other Person in connection with the Woodmoor Performance Payment (including in any dispute resolution process). Each of Parent and the Company agree to cooperate with the Representative with respect to any matter concerning the Woodmoor Performance Payment and to provide the Representative with prompt notice of all correspondence, inquiries and requests that it receives in connection with the Woodmoor Performance Payment. Parent shall not, and shall cause its Subsidiaries not to, consent to the entry of a judgment or enter into any settlement with respect to the Woodmoor Performance Payment, without the prior written consent of the Representative.
          (e) Subject to Section 10.1(a), the right of Parent to deduct amounts from the Contingent Payment Amount shall be the sole and exclusive remedy of Parent in the event that (i) the Final Adjustment Amount results in an adjustment in Parent’s favor (ii) the Company is required to pay any Company Transaction Costs or Debt not included in the calculation of the Final Adjustment Amount or (iii) the Company is required to pay the Woodmoor Performance Payment. In each case, such right to deduct shall terminate on the one (1) year anniversary of the Closing Date (subject to any pending proceedings or claims pursuant to this Section 2.14) and shall be subject to the procedures and requirements of this Section 2.14.
          (f) Except as expressly set forth in this Section 2.14, Parent shall have no right to deduct any amounts from the Contingent Payment Amount.
          (g) Any distribution to the Payroll Agent pursuant to this Section 2.14 shall be for the benefit of the Securityholders and for distribution in accordance with Section 2.11.
     2.15. Contingent Payment Amount. On the one (1) year anniversary of the Closing Date, Parent shall pay each Person that was a holder of Outstanding Common Shares, Outstanding Series A Preferred Shares, Options or Unauthorized Options at the Second Effective Time (the “Contingent Payment Recipients”) the Per Share Contingent Payment Amount for each such Outstanding Common Share, Outstanding Series A Preferred Share, Option or Unauthorized Option as provided for in Section 2.7 or 2.9, as the case may be. The right to receive payment pursuant to this Section 2.15 shall not be transferable by any Contingent Payment Recipient. Parent may pay the Contingent Payment Amount at its election, in whole or in part, (x) by wire transfer of immediately available funds or (y) in shares of Parent Common Stock, which shares shall be valued on the basis of the average of the closing prices for the Parent Common Stock, as reported in The Wall Street Journal, for the 15 trading days ending on and including the trading day that is two trading days immediately prior to the one (1) year anniversary of the Closing Date. Parent shall not issue such shares of Parent Common Stock pursuant to this Section 2.15 except in compliance with NASDAQ Marketplace Rule 4350(i). As a condition to the issuance of any shares of Parent Common Stock pursuant to this Section 2.15, Parent shall represent and warrant to the applicable Securityholders that such shares are duly authorized and validly issued, fully paid and nonassessable and are not subject to, or issued in violation of, any preemptive rights.
     2.16. Illustrative Calculation of Consideration. For the avoidance of doubt, Company Disclosure Schedule 2.16 sets forth an example, based on the assumptions stated therein, of the amounts to which Securityholders will receive at the Closing pursuant to this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1. Representations and Warranties of the Company. The Company represents and warrants to Parent (other than with respect to Sections 3.1(e)(ii) and (y)(ii)), and each Signing Seller represents and warrants to Parent severally and only as to itself as set forth in Sections 3.1(e)(ii) and (y)(ii), as follows:
          (a) Organization, Good Standing and Other Matters. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation, partnership or limited liability company in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely to have a Company Material Adverse Effect. A true, correct and complete copy of the Company’s articles of organization and regulations and its Subsidiaries’ respective certificates of incorporation and bylaws, or other comparable organizational documents, as in effect on the date of this Agreement has been furnished or made available to Parent or its representatives. All Subsidiaries of the Company, their respective jurisdictions of incorporation or organization and their respective jurisdictions where qualified to do business are set forth on Company Disclosure Schedule 3.1(a).
          (b) Capitalization of the Company. As of the date of this Agreement, (i) 3,912,359.639 Common Units are issued and outstanding and (ii) 99,907.15 Series A Preferred Units are issued and outstanding. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Securityholders may vote are issued or outstanding. All outstanding Common Units and Series A Preferred Units are duly authorized and validly issued and were not issued in violation of any preemptive or other similar rights. Except as set forth above, as set forth on Company Disclosure Schedule 3.1(b) and as set forth on Company Disclosure Schedule 3.1(c), as of the date of this Agreement, there are no outstanding (A) voting or equity securities of the Company; (B) securities of the Company convertible into, or exchangeable or exercisable for, voting or equity securities of the Company; (C) options, warrants, calls, rights, commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, voting or equity securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement; (D) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any voting or equity securities or ownership interests in, the Company; and (E) voting trusts, proxies, or other similar agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any securities of the Company.

          (c) Options. Company Disclosure Schedule 3.1(c) sets forth, as of the date of this Agreement, a complete and correct list of (i) all outstanding Options, including with respect to each Option the number of Common Units subject to such Option, and (ii) all awards of outstanding restricted Common Units. The Option Plan is the only plan or program the Company or any of its Subsidiaries maintains under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted or may be granted. All Options may, by their terms, be treated in accordance with Section 2.9. Except as set forth on Company Disclosure Schedule 3.1(c), with respect to the Options, (A) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the members of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto, (B) each such grant was made in accordance with the terms of the Option Plan, (C) the per-unit exercise price of each Option was not less than the fair market value of a Common Unit on the applicable Grant Date, (D) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company, and (E) no modifications have been made to any such grants after the Grant Date.
          (d) Capitalization of the Subsidiaries. The issued and outstanding capital stock or other voting securities of each Subsidiary of the Company is listed on Company Disclosure Schedule 3.1(d)(i). Except as set forth on Company Disclosure Schedule 3.1(d)(ii), the Company directly or indirectly is the record and beneficial owner of all issued and outstanding shares of capital stock, equity interests or other securities of each such Subsidiary and such ownership is free and clear of all Liens. Each outstanding share of capital stock or other voting securities of each such Subsidiary is duly authorized and validly issued, fully paid and non-assessable and no shares of capital stock or other voting securities of any such Subsidiary have been issued in violation of any preemptive or similar rights. No shares of capital stock or other voting securities of any such Subsidiary are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating any such Subsidiary to issue, deliver, sell, purchase, redeem or acquire, cause to be issued, delivered, sold, purchased, redeemed or acquired, any shares of capital stock or other voting securities, or obligating any such Subsidiary to grant, extend, or enter into any option, warrant, call, right, commitment or agreement of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock or other voting securities of such Subsidiary.
          (e) Authority.
               (i) Each of the Company and Accuro has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and Accuro and the consummation by the Company and Accuro of the transactions contemplated herein or therein have been duly and validly authorized by all necessary corporate action on the part of the

Company and Accuro. No other proceedings on the part of the Company, Accuro or the Securityholders are necessary to authorize this Agreement and the other Transaction Documents to which the Company or Accuro is or will be a party, perform its obligations hereunder or thereunder or for the Company and Accuro to consummate the transactions contemplated herein and therein. This Agreement and each of the other Transaction Documents to which the Company or Accuro is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Company or Accuro, as the case may be, and, assuming that this Agreement and the other Transaction Documents to which the Company or Accuro is or will be a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company or Accuro, as the case may be, enforceable against the Company or Accuro, as the case may be, in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
               (ii) Such Signing Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by such Signing Seller and the consummation by the Signing Seller of the transactions contemplated herein or therein have been duly and validly authorized by all necessary corporate or similar action on the part of such Signing Seller. No other proceedings on the part of such Signing Seller are necessary to authorize this Agreement and the other Transaction Documents to which such Signing Seller is or will be a party, perform its obligations hereunder or thereunder or for such Signing Seller to consummate the transactions contemplated herein and therein. This Agreement and each of the other Transaction Documents to which such Signing Seller is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by such Signing Seller, as the case may be, and, assuming that this Agreement and the other Transaction Documents to which such Signing Seller is or will be a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of such Signing Seller, as the case may be, enforceable against such Signing Seller, as the case may be, in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
          (f) No Conflict; Required Filings and Consents. The execution, delivery and performance by each of the Company and Accuro of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation by each of the Company and Accuro of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provision of the Company’s articles of organization or regulations, or its Subsidiaries’ respective certificates of incorporation or bylaws, or other similar organizational documents; (ii) except for Material Contracts set forth on, or incorporated by reference into, Company Disclosure Schedule 3.1(q) with an asterisk, if any, violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any Material Contract; or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon the Company or any of its Subsidiaries or by which or to which the Company’s or any of its Subsidiaries’ respective assets is bound, except, with respect to clause (iii), such violations as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. No material Consent of any Governmental Authority is required by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company or Accuro of this Agreement and the other Transaction Documents to which it is or will be a party or the consummation by the Company or Accuro of the transactions contemplated herein or therein, except for (A) the filing of a pre-merger notification and report form by the Company under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, and (B) the filing of the First Certificate of Merger, the Second Certificate of Merger and the Third Certificate of Merger with the Secretary of State of the State of Delaware.
          (g) Financial Statements; Absence of Certain Changes or Events.
               (i) The Company has furnished (or will furnish in the case of the Interim Financial Statements) or made available (or will make available in the case of the Interim Financial Statements) to Parent or its representatives copies of (x) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2007, 2006 and 2005 (such balance sheet as of December 31, 2007, the “Balance Sheet”), together with the audited consolidated statements of operations, cash flows and securityholders’ equity of the Company and its Subsidiaries for the years then ended, and the related notes thereto (such audited financial statements collectively being referred to herein as the “Audited Financial Statements”), (y) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2008 (such balance sheet as of March 31, 2008, the “Unaudited Balance Sheet”), together with the unaudited consolidated statements of operations, cash flows and securityholders’ equity of the Company and its Subsidiaries for the period then ended (the “Unaudited Financial Statements”) and (z) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of last day of each month subsequent to the date hereof and ending thirty (30) days prior to the Closing Date (each such unaudited balance sheet, an “Interim Balance Sheet”), together with the unaudited consolidated statements of operations, cash flows and securityholders’ equity of the Company and its Subsidiaries for the periods then ended (the “Interim Financial Statements,” and together with the Unaudited Financial Statements and the Audited Financial Statements, collectively, the “Financial Statements”). The Financial Statements, together with the notes to the Audited Financial Statements, (A) have been (or will be in the case of the Interim Financial Statements) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and (B) fairly present (or will fairly present in the case of the Interim Financial Statements) in all material respects the consolidated financial position of the Company and its Subsidiaries at the dates thereof and the consolidated results of the operations of the Company and its Subsidiaries for the respective periods indicated. The Audited Financial Statements comply with applicable accounting requirements and the published regulations of the SEC. The Company and each of its Subsidiaries has established a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
               (ii) Except as set forth on Company Disclosure Schedule 3.1(g)(ii), there is no material liability, contingent or otherwise, known or unknown, of the Company or any of its consolidated Subsidiaries that is not reflected or reserved against in the Balance Sheet, other than liabilities that are either (A) liabilities incurred in the ordinary course of business and consistent with past practices of the Company since December 31, 2007 (the “Balance Sheet Date”); (B) liabilities under this Agreement; (C) liabilities that are disclosed on the Company Disclosure Schedule; or (D) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
               (iii) Except as set forth on Company Disclosure Schedule 3.1(g)(iii), or as provided in or contemplated by this Agreement or the other Transaction Documents, since the Balance Sheet Date and prior to the date of this Agreement, the Company and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and consistent with past practices of the Company. Except as set forth on Company Disclosure Schedule 3.1(g)(iii), since the Balance Sheet Date (A) and prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has acted or failed to act in a manner that would have been prohibited by Section 4.1 if the terms of such Section had been in effect as of and after the Balance Sheet Date and prior to the date of this Agreement; and (B) there has not occurred, and neither the Company nor any of its Subsidiaries has incurred or suffered, any change, circumstance, effect, event or fact that, individually or in the aggregate, has resulted in a Company Material Adverse Effect.
          (h) Compliance with Applicable Laws.
               (i) Except as set forth on Company Disclosure Schedule 3.1(h), the business of each of the Company and its Subsidiaries (A) has been and is being conducted in material compliance with all Applicable Laws and (B) holds all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business (the “Company Permits”). Except as set forth on Company Disclosure Schedule 3.1(h), the Company and its Subsidiaries are in material compliance with the terms of the Company Permits. None of such Company Permits shall be materially adversely affected as a result of the Company’s execution and delivery of, or the performance of its obligations under this Agreement, any Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Company Disclosure Schedule 3.1(h), no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries or, to the actual knowledge of the Company, involving a customer of the Company and involving the business of the Company or its Subsidiaries is pending or, to the Knowledge of the Company, threatened.

Notwithstanding the foregoing, the representation and warranty contained in this Section 3.1(h) will not apply to (and will exclude) any liability arising out of or related to facts, events, transactions, or actions or inactions, that are the subject of Section 3.1(o) relating to environmental matters, Section 3.1(p) relating to Taxes, Section 3.1(r) relating to ERISA compliance and labor matters, and Section 3.1(s) relating to Intellectual Property.
               (ii) Without limiting the generality of the foregoing, the businesses of the Company and its Subsidiaries have been and are being conducted in compliance in all material respects with the applicable Medicare and Medicaid fraud and abuse provisions of the federal Social Security Act and other federal laws, including (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b, et seq.); (ii) the federal False Claims Act (31 U.S.C. § 3729); (iii) the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (iv) the federal Mail and Wire Fraud statutes (18 U.S.C. §§ 1341-1343); (v) the federal statute governing False Statements Relating to Health Care Matters (18 U.S.C. § 1035); (vi) the federal statute governing Health Care Fraud (18 U.S.C. § 1347); and (vii) any applicable regulations related to any of (i) through (vi) (or any applicable related state or local statutes, regulations, or ordinances); and any federal, state or local statutes, regulations, or ordinances related to the privacy or security of individually identifiable health or medical information (as detailed in Section 3.1(v)). Neither the Company nor any of its Subsidiaries is currently, nor has ever been, a party or subject to the terms of a corporate integrity agreement required by the Office of Inspector General of the Department of Health and Human Services or similar agreement or consent order of any other Governmental Authority.
          (i) Absence of Litigation. Except as set forth on Company Disclosure Schedule 3.1(i), there is no material claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened by or before any arbitrator or any Governmental Authority.
          (j) Insurance. The Company, its Subsidiaries and their properties are insured in such amounts, against such losses and with such insurers as are customary when considered in light of the nature of the properties and businesses of the Company and its Subsidiaries and as required by Applicable Laws and Material Contracts. Set forth on Company Disclosure Schedule 3.1(j), as of the date of this Agreement, is a true, correct and complete list of all workers’ compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance held by the Company, including in each case the applicable coverage limits, deductibles and the policy expiration dates, and each of its Subsidiaries and all fidelity bonds that are material to the Company and its Subsidiaries. Each of the insurance policies set forth on Company Disclosure Schedule 3.1(j) is in full force and effect and no notice of any termination or threatened termination of any of such policies has been received.
          (k) Owned Real Property. The Company and its Subsidiaries do not own, and have never owned, any real property.

          (l) Leased Real Property. Set forth on Company Disclosure Schedule 3.1(l) is a true, complete and correct list of all Company Leases. True and complete copies of the Company Leases have been delivered (or made available in the online database) to Parent. Each Company Lease set forth on Company Disclosure Schedule 3.1(l) is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries in accordance with its respective terms and is in full force and effect. Except as otherwise set forth on Company Disclosure Schedule 3.1(l), (i) neither the Company nor any of its Subsidiaries is in default in any material respect under any lease set forth on Company Disclosure Schedule 3.1(l) and, to the Knowledge of the Company, no other party to any lease set forth on Company Disclosure Schedule 3.1(l) is in default in any material respect thereunder, (ii) no material amount due under the Company Leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to the Company Leases, and no event has occurred which with the passage of time or giving of notice, or both would constitute a material default thereunder, and (iii) neither the Company nor any of its Subsidiaries has assigned its interest under any Company Lease or subleased all or any part of the space demised thereby. No option has been exercised under any Company Lease except option whose exercise has been evidenced by a written document, a true and complete copy of which has been delivered to Parent with the corresponding Company Lease.
          (m) Tangible Property. The Company or one of its Subsidiaries has good title to, or holds pursuant to valid and enforceable leases, all the tangible properties and assets of the Company and its Subsidiaries (excluding real property and buildings, structures, improvements and fixtures thereon) that are material to the conduct of the business of the Company and its Subsidiaries as it is currently conducted, with only such exceptions as constitute Permitted Encumbrances or are, individually or in the aggregate, immaterial. Such tangible properties and assets of the Company and its Subsidiaries are in sufficiently good operating condition (except for ordinary wear and tear) to allow the business of the Company and its Subsidiaries to be operated in the ordinary course of business and consistent with past practices of the Company.
          (n) Liens and Encumbrances. Except as set forth on Company Disclosure Schedule 3.1(n), all of the material assets of the Company and its Subsidiaries are free and clear of all Liens except Permitted Encumbrances.
          (o) Environmental Matters. Except as set forth on Company Disclosure Schedule 3.1(o):
               (i) The Leased Real Property and the operations of the Company and its Subsidiaries thereon have complied with and comply with all applicable Environmental Laws, except to the extent any noncompliance would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.
               (ii) No judicial proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received any written notice, alleging the violation of any applicable Environmental Laws.

               (iii) All permits, registrations, licenses and authorizations required to be obtained or filed by the Company or any of its Subsidiaries under any applicable Environmental Laws in connection with the Company’s or any of its Subsidiaries’ operations, including those activities relating to the generation, use, storage, treatment, disposal, release or remediation of Hazardous Substances, have been duly obtained or filed, except where the failure to have obtained or filed such permits, registrations, licenses and authorizations would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, and the Company and each of its Subsidiaries is in compliance with the terms and conditions of all such permits, registrations, licenses and authorizations, except where the failure to so comply would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.
          (p) Taxes. Except as set forth on Company Disclosure Schedule 3.1(p):
               (i) All income Tax Returns and other material Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed and all such Tax Returns were correct and complete in all material respects. All income Taxes and other material Taxes due and owing by the Company and each of its Subsidiaries have been timely paid in full; and all withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied in all material respects. There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries.
               (ii) There is not in force (A) any extension of time with respect to the due date for the filing of any material Tax Return by the Company or any of its Subsidiaries or (B) any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company or any of its Subsidiaries.
               (iii) There is no material claim, dispute, assessment or deficiency concerning any Tax liability of the Company or any of its Subsidiaries that has been raised or asserted in writing by any Government Authority.
               (iv) There is no existing Tax sharing agreement that may or will require that any payment be made by or to the Company or any of its Subsidiaries after the Closing Date.
               (v) Company Disclosure Schedule 3.1(p) lists all federal, state, local and foreign Tax returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after January 1, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit.
               (vi) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).
               (vii) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past practice and custom of the Company and its Subsidiaries in filing their Tax Returns.
               (viii) Since January 1, 2002, no claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to Sellers’ knowledge is any such assertion threatened.
               (ix) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
               (x) Neither the Company nor any of its Subsidiaries (A) has been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or its first-tier corporate subsidiary) or (B) has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
               (xi) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treas. Reg. §1.6011-4(b)(1).
          (q) Material Contracts. Set forth on, or incorporated by reference into, Company Disclosure Schedule 3.1(q), as of the date of this Agreement, is a true, correct and complete list of all Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of the Company or any of its Subsidiaries is otherwise bound. A true, correct and complete copy of each Material Contract has been furnished or made available to Parent or its representatives. Neither the Company nor any of its Subsidiaries is in material default under any such Material Contract, except as set forth on Company Disclosure Schedule 3.1(q). There has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a material default under any Material Contract by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, except as set forth on Company Disclosure Schedule 3.1(q).
          (r) ERISA Compliance; Labor.
               (i) Set forth on Company Disclosure Schedule 3.1(r) is a list of all Employee Benefit Plans currently maintained by the Company or any of its Subsidiaries. Except as set forth on Company Disclosure Schedule 3.1(r)(i):
                    (A) neither the Company nor any other entity required to be aggregated with the Company under Section 414(b) or 414(c) of the Code (the “Aggregated Group”) sponsors, and neither the Company nor any member of the Aggregated Group has sponsored within the last six years, a “defined benefit plan” as such term is defined in Section 3(35) of ERISA, or any plan subject to the funding requirements of Part 3 of Title I of ERISA;

                    (B) no non-exempt “prohibited transaction,” as such term is described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any of the Employee Benefit Plans that would subject the Company or any member of the Aggregated Group, any employee of the Company or any member of the Aggregated Group or any of such plans or any trust to any liability under ERISA or Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;
                    (C) neither the Company nor any member of the Aggregated Group has contributed or has ever been obligated to contribute to any “multiemployer plan” as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA;
                    (D) no event has occurred and there exists no condition that would subject the Company or any member of the Aggregated Group to any material liability under the terms of the Employee Benefit Plans or Applicable Laws other than any payment of benefits in the normal course of plan operation;
                    (E) each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, such plan has received a determination letter, or can rely on an opinion letter, from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that could reasonably be expected to result in the loss of such qualification or exempt status;
                    (F) neither the Company nor any member of the Aggregated Group provides any health or welfare benefits to any former employee or the beneficiary of a former employee except as required under Section 4980B of the Code;
                    (G) there are no restrictions or limitations imposed under the terms of any Employee Benefit Plan on the ability of the Company or any member of the Aggregated Group to amend or terminate such plan, except restrictions or limitations that are specifically required by Applicable Law.
               (ii) True, correct and complete copies of each of the Employee Benefit Plans, including related trust documents, insurance contracts or other funding instruments and all amendments thereto, and favorable determination letters, if applicable, have been furnished or made available to Parent or its representatives, along with the report filed on Form 5500 for the most recent three (3) years and the most current summary plan description, with respect to each Employee Benefit Plan required to file a Form 5500 or provide a summary plan description, as applicable. In addition, where applicable, the most recent financial statements and the most recent written results of all compliance testing required by the Code has been furnished or made available to Parent or its representatives with respect to each Employee Benefit Plan. All material reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to Governmental Authorities or plan participants or beneficiaries have been filed or furnished in all material respects in accordance with Applicable Laws in a timely manner. Each Employee Benefit Plan has been established in compliance in all material respects with Applicable Laws and maintained in accordance with its terms and in compliance in all material respects with Applicable Laws. All material contributions required to be made to the Employee

Benefit Plans (including any funds or trusts established thereunder or in connection therewith) pursuant to their terms have been timely made.
               (iii) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. Except as set forth on Company Disclosure Schedule 3.1(r)(iii), neither the Company nor any of its Subsidiaries (A) has any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of the Company, threatened against it or (B) has any written notice of any charges, complaints or proceedings pending or, to the Knowledge of the Company, threatened against it before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices. To the Knowledge of the Company, no labor union, employee association or other labor organization (A) has been certified or recognized as the collective bargaining representative of any employees of the Company or any of its Subsidiaries, (B) has attempted to engage in negotiations regarding terms and conditions of employment of such employees, or (C) has taken steps to or threatened to organize or establish any labor union, employee association or other labor organization to represent any employees of the Company or any of its Subsidiaries.
               (iv) Except as set forth on Company Disclosure Schedule 3.1(r)(iv), each of the Company and its Subsidiaries has complied in all material respects with and is in compliance in all material respects with all Applicable Laws governing employment and employee relations, including but not limited to laws relating to employment discrimination, civil rights, equal pay, wages, hours, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration, and the withholding and payment of income, social security (FICA) and similar taxes.
               (v) Set forth on Company Disclosure Schedule 3.1(r)(v) is a list of all current employees of the Company and its Subsidiaries, each employee’s title and/or responsibility, the annual planned compensation of each employee, and a statement of the full amount and nature of any variable compensation paid to such employee during the past or current fiscal year.
               (vi) Except as set forth on Company Disclosure Schedule 3.1(r)(vi), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (A) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Employee Benefit Plan; (B) increase any benefits otherwise payable under any Employee Benefit Plan; (C) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (D) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.
          (s) Intellectual Property.
               (i) Company Disclosure Schedule 3.1(s)(i) sets forth, for the Company Intellectual Property owned by the Company and its Subsidiaries, a list of all material U.S. and foreign: (a) patents and patent applications; (b) trademark and service mark registrations and applications for registration; (c) copyright registrations and applications for registration; and (d) Internet domain name registrations. The foregoing patents and registrations are subsisting, and, to the Knowledge of the Company, valid and enforceable. Except as set forth on Company Disclosure Schedule 3.1(s)(i), the Company and its Subsidiaries own all right, title and interest in, or a right to use all material Company Intellectual Property, free and clear of all Liens other than Permitted Encumbrances. Neither the Company nor any of its Subsidiaries is in material breach of any agreement pertaining to material Company Intellectual Property.
               (ii) Except as set forth on Company Disclosure Schedule 3.1(s)(ii), the conduct of the Company’s and its Subsidiaries’ business does not infringe or otherwise violate any third Person’s Intellectual Property Rights in any material respect and there is no claim, action or litigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries asserting any such infringement or violation (whether or not material). To the Knowledge of the Company, no Person is infringing or otherwise violating any Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries. No such claims of infringement or other violation are pending or threatened in writing against any Person by the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened claim, action or litigation contesting the validity, enforceability or the Company’s or any of its Subsidiaries’ ownership of any Company Intellectual Property or the right of the Company or any of its Subsidiaries to exercise any rights therein. In the last two years, neither the Company nor any of its Subsidiaries has sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the material Company Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries, other than non-exclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries. The consummation of the transactions contemplated hereby will not alter or impair the Company Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries, or the Company’s or any of its Subsidiaries’ rights to use any other Company Intellectual Property, in any material respect.
               (iii) Except as set forth on Company Disclosure Schedule 3.1(s)(iii), no present or former employee, officer, director or Affiliate of the Company or any of its Subsidiaries, or agent, consultant or contractor of the Company or any of its Subsidiaries, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries. Any programs, modifications, enhancements or other inventions, improvements, discoveries, methods, designs, source code or works of authorship (“Works”) that were created by current or former employees of the Company or any of its Subsidiaries were made in the regular course of such employees’ employment or service relationships with the Company or such Subsidiary using the Company’s or such Subsidiary’s facilities and resources.
               (iv) To the Knowledge of the Company, none of the Company Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries has been used, divulged, disclosed or appropriated to the detriment of the Company or any of its Subsidiaries for the benefit of any other Person. No current or former employee, contractor, consultant or agent of the Company or any of its Subsidiaries has, to the Knowledge of the Company, misappropriated any material trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, contractor, consultant or agent of the Company or such Subsidiary.
               (v) A list of all software systems, programs and databases owned or purported to be owned by the Company and its Subsidiaries and material to the conduct of their business (collectively, the “Proprietary Software”) is set forth on Company Disclosure Schedule 3.1(s)(v)(i). Other than software and components licensed from third parties and open source software and components in each case identified on Company Disclosure Schedule 3.1(s)(v)(ii), the Company and its Subsidiaries own all right, title and interest in and to the Proprietary Software, free and clear of all Liens other than Permitted Encumbrances. To the Knowledge of the Company, the Company and its Subsidiaries use of the open source software set forth on Company Disclosure Schedule 3.1(s)(v)(ii) is in accordance with the terms of the corresponding agreements under which such software is used. None of the Proprietary Software, nor any use thereof, infringes, conflicts with, misappropriates or otherwise violates any Intellectual Property Rights or other proprietary right of any other Person in any material respect. Except as set forth on Company Disclosure Schedule 3.1(s)(v)(iii), all material Proprietary Software developed by contractors or consultants of the Company and its Subsidiaries was developed pursuant to enforceable, written agreements assigning all rights and title in and to the Proprietary Software to the Company or one of its Subsidiaries, and all such agreements effectively vested exclusive rights and title in and to such Proprietary Software to the Company or such Subsidiary.
               (vi) The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of their material trade secrets and to protect their right, title and interest in and to the Proprietary Software. Except as set forth on Company Disclosure Schedule 3.1(s)(vi), neither the Company nor any of its Subsidiaries has disclosed, or is under any obligation to disclose, any Proprietary Software in source code form to any other Person other than pursuant to software escrow agreements, copies of which have been provided to Parent.
               (vii) None of the Proprietary Software includes any timer, clock, counter, virus or other limiting design, routine or instructions: (i) which could cause the Proprietary Software (or any portion thereof) to become erased, inoperable or otherwise incapable of being used in the manner for which it was designed, (ii) which would render any hardware or software inoperable or (iii) which would cause data to become erased other than as designed to be erased in the Proprietary Software’s normal operation. None of the Proprietary Software fails to comply in any material respect with any applicable warranty or contractual commitment relating to the use, functionality, or performance of such Proprietary Software, and there are no pending or, to the Knowledge of the Company, threatened claims alleging any such failure.
          (t) Broker’s Commissions. Except as set forth on Company Disclosure Schedule 3.1(t), neither the Company nor any Subsidiary thereof has, directly or indirectly, entered into any agreement with any Person that would obligate the Company or any Subsidiary thereof to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.
          (u) Privacy and Security.

               (i) Neither the Company nor any of its Subsidiaries is a “covered entity” as that phrase is defined under the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-99 (“HIPAA”). However, in certain capacities, the Company and/or its Subsidiaries function as a “business associate” as that term is defined under HIPAA. As a business associate, the Company and its Subsidiaries have privacy and security policies, procedures and systems sufficient to comply with the terms of its business associate contracts. Neither the Company nor any of its Subsidiaries is in material breach of any business associate agreement.
               (ii) Neither the Company nor its Subsidiaries have received any written (or, to the Knowledge of the Company or its Subsidiaries, oral) complaints, or notices of inquiry or investigation, from any Person or customer regarding its or any of its agents, employees or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health information or other medical or personal information.
               (iii) The Company and its Subsidiaries have policies, procedures and systems in place related to the privacy and security of all business, proprietary, individually identifiable, personal, medical and any other private information, in compliance with federal and state law.
               (iv) Neither the Company nor any of its Subsidiaries (A) provide medical care to patients or (B) bill for such services to patients and third party payors, including without limitation, any governmental health care program.
          (v) Electronic Transactions; Identifiers. The Company and its Subsidiaries provide services to customers in a way that supports such customers’ compliance with the HIPAA regulations governing electronic transactions (45 C.F.R. Parts 160 and 162, Subparts I through R) and unique identifiers (45 Parts 160 and 162, Subparts D and F).
          (w) Books and Records. The respective minute books of the Company and its Subsidiaries, as previously made available to Parent and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the respective members and boards of directors of the Company and each of its Subsidiaries.
          (x) Material Customers. Company Disclosure Schedule 3.1(x) sets forth the 20 largest customers (each, a “Material Customer”) of the Company and its Subsidiaries, taken as a whole, by revenue for the 3-month period ended on the date of the Unaudited Balance Sheet. Since January 1, 2008, no such customer has terminated or materially adversely changed its relationship with the Company or any of its Subsidiaries nor has the Company or any Subsidiary received notification that any such customer intends to terminate or materially adversely change such relationship. There are no pending or, to the Company’s Knowledge, threatened disputes between the Company or any of its Subsidiaries and any of the Material Customers that would reasonably be expected to materially and adversely affect the relationship between the Company and any such customer nor any are there any other pending or, to the Company’s Knowledge, threatened disputes between the Company or any of its Subsidiaries and any of their customers that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (y) Ownership of Parent Common Stock.
               (i) None of the Company or its Subsidiaries beneficially, directly or indirectly, owns or has ever owned any shares of Parent Common Stock or any securities, rights or financial instrument that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of the share of Parent Common Stock.
               (ii) Neither WCAS nor any Affiliated private equity or investment funds directly owns, and, to the actual knowledge of WCAS, none of their respective Subsidiaries beneficially owns, any shares of Parent Common Stock or any securities, rights or financial instrument that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of the share of Parent Common Stock.
          (z) Material Facts. The registration statement of Accuro on Amendment No. 1 to Form S-1 (registration no. 333-148818), as filed with the SEC on March 6, 2008, as amended by any amendments filed with the SEC prior to the date hereof, did not contain, as of the date of such filing or amendment, as applicable, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
     3.2. Representations and Warranties of Parent, the First Merger Subsidiary and the Second Merger Subsidiary. The Parent, the First Merger Subsidiary and the Second Merger Subsidiary jointly and severally represent and warrant to the Company and the Securityholders as follows:
          (a) Organization, Good Standing and Other Matters. Each of Parent, the First Merger Subsidiary and the Second Merger Subsidiary is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation or limited liability company in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely to have a Parent Material Adverse Effect. A true, correct and complete copy of the Parent’s certificate of organization and bylaws as in effect on the date of this Agreement has been furnished or made available to the Company or its representatives. Parent directly owns all of the issued and outstanding equity securities of the First Merger Subsidiary and the Second Merger Subsidiary.
          (b) Capitalization of Parent. The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 50,000,000 shares of undesignated preferred stock, par value $0.01 per share, of Parent (“Parent Preferred Stock”). As of the date of this Agreement, 44,464,496 shares of Parent Common Stock are issued and outstanding, no shares of Parent Common Stock are held in Parent’s treasury and no shares of Parent Preferred Stock are issued or outstanding. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which Parent’s stockholders may vote are issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized and validly issued and were not issued in violation of any preemptive or other similar rights. Except as set forth above, as set forth on Parent Disclosure Schedule 3.2(b) or under the terms of the Parent 1999 Stock Incentive Plan and the Parent 2004 Long-Term Incentive Plan, as amended, as of the date of this Agreement, there are no outstanding (A) voting securities of Parent; (B) securities of Parent convertible into, or exchangeable or exercisable for, voting securities of Parent; (C) options, warrants, calls, rights, commitments or agreements to which Parent is a party or by which it is bound, in any case obligating Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, voting securities of Parent, or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement; (D) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any voting securities or ownership interests in, Parent; and (E) voting trusts, proxies, or other similar agreements or understandings to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound with respect to the voting of any securities of Parent or any of its Subsidiaries. At the Closing the shares of Parent Common Stock to be issued hereunder will be duly authorized and validly issued, fully paid and nonassessable, and not subject to, or issued in violation of, any preemptive rights.
          (c) Capitalization of the Subsidiaries. The issued and outstanding capital stock or other voting securities of each Subsidiary of Parent is listed on Parent Disclosure Schedule 3.2(c)(i). Except as listed on Parent Disclosure Schedule 3.2(c)(ii), Parent directly or indirectly is the record and beneficial owner of all issued and outstanding shares of capital stock, equity interests or other securities of each such Subsidiary and such ownership is free and clear of all Liens. Each outstanding share of capital stock or other voting securities of each such Subsidiary is duly authorized and validly issued and no shares of capital stock or other voting securities of any such Subsidiary have been issued in violation of any preemptive or similar rights. No shares of capital stock or other voting securities of any such Subsidiary are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating any such Subsidiary to issue, deliver, sell, purchase, redeem or acquire, cause to be issued, delivered, sold, purchased, redeemed or acquired, any shares of capital stock or other voting securities, or obligating any such Subsidiary to grant, extend, or enter into any option, warrant, call, right, commitment or agreement of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock or other voting securities of such Subsidiary. Each Initiating Holder (as defined in the Registration Rights Amendment) (other than WCAS) is a party to a lock-up agreement with respect to the Parent Common Stock held by such Initiating Holder substantially similar to the Lock-up Agreement and such lock-up agreement is in full force and effect and no provision thereunder has been amended or waived. The Registration Rights Amendment has been executed by holders of 66-2/3% of the outstanding Registrable Securities.
          (d) Authority. Each of Parent, the First Merger Subsidiary and the Second Merger Subsidiary has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by each of Parent, the First Merger Subsidiary and the Second Merger Subsidiary and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate or limited liability company action on the part of Parent, the First Merger Subsidiary and the Second Merger Subsidiary. No other proceedings on the part of Parent, the First Merger Subsidiary or the Second Merger Subsidiary are necessary to authorize this Agreement and the other Transaction Documents to which Parent, the First Merger Subsidiary or the Second Merger Subsidiary is or will be a party, to perform Parent’s, the First Merger Subsidiary’s or the Second Merger Subsidiary’s obligations hereunder and thereunder or for Parent, the First Merger Subsidiary and the Second Merger Subsidiary to consummate the transactions contemplated herein and therein. This Agreement and the other Transaction Documents to which either of Parent, the First Merger Subsidiary or the Second Merger Subsidiary is or will be a party have been, or upon execution and delivery will be, duly and validly executed and delivered by each of Parent, the First Merger Subsidiary and the Second Merger Subsidiary, as applicable, and, assuming that this Agreement and the other Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of Parent, the First Merger Subsidiary and the Second Merger Subsidiary, enforceable against Parent, the First Merger Subsidiary and the Second Merger Subsidiary in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
          (e) No Conflict; Required Filings and Consents. The execution, delivery and performance by Parent, the First Merger Subsidiary and the Second Merger Subsidiary of this Agreement and the other Transaction Documents to which either is or will be a party do not, and the consummation of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provisions of the certificate of incorporation or bylaws of Parent or any of its Subsidiaries; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any material portion of their respective assets is bound; or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon Parent or any of its Subsidiaries or by which they or any material portion of their respective assets is bound, except, with respect to clause (iii), such violations as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. No material Consent of any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance by Parent, the First Merger Subsidiary and the Second Merger Subsidiary of this Agreement and the other Transaction Documents to which any of them is or will be a party or the consummation of the transactions contemplated herein and therein, except for (A) filings under the HSR Act, and the expiration or termination of the applicable waiting period thereunder; and (B) the filing of the First Certificate of Merger, the Second Certificate of Merger and the Third Certificate of Merger with the Secretary of State of the State of Delaware.
          (f) SEC Filings. Since December 12, 2007, Parent has timely filed or otherwise transmitted all forms, reports and documents required to be filed with the SEC under the Securities Act and the Exchange Act (collectively with any amendments thereto, the “Parent SEC Reports”). Each of the Parent SEC Reports, as amended prior to the date hereof, has complied, or in the case of the Parent SEC Reports made after the date hereof, will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the Parent SEC Reports, as amended prior to the date hereof, contained, and in the case of the Parent SEC Reports made after the date hereof will not contain, at the time they were filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for those statements (if any) as had been modified by subsequent filings with the SEC prior to the date hereof. No Subsidiary of Parent is required to file any forms, reports or other documents with the SEC. Parent has established a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (g) Financial Statements; Absence of Changes or Events.
               (i) The audited consolidated financial statements (including the related notes and schedules) included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC (the balance sheet therein, the “Parent Balance Sheet”) (i) complied, or financial statements filed after the date hereof and prior to the Closing will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, (ii) have been prepared, or with respect to such financial statements filed after the date hereof will be prepared, in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except to the extent disclosed therein or required by changes in GAAP) and (iii)  fairly present, or with respect to such financial statements filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries for the respective periods indicated.
               (ii) Except as set forth on Parent Disclosure Schedule 3.2(g)(ii), as of the date of this Agreement there is no material liability, contingent or otherwise, of Parent or any of its consolidated Subsidiaries that is not reflected or reserved against in the Parent Balance Sheet, other than liabilities that are either (A) liabilities incurred in the ordinary course of business and consistent with past practices of Parent since the Balance Sheet Date; (B) liabilities under this Agreement; (C) liabilities that are disclosed on the Parent Disclosure Schedule; or (D) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

               (iii) Except as set forth on Parent Disclosure Schedule 3.2(g)(iii), since the Balance Sheet Date (A) and prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has acted or failed to act in a manner that would have been prohibited by Section 5.1 if the terms of such Section had been in effect as of and after the Balance Sheet Date and prior to the date of this Agreement; and (B) there has not occurred, and neither Parent nor any of its Subsidiaries has incurred or suffered, any change, circumstance, effect, event or fact that has resulted in a Parent Material Adverse Effect.
          (h) Compliance with Applicable Laws. Except as set forth on Parent Disclosure Schedule 3.2(h), each of Parent and its Subsidiaries (A) is in material compliance with all Applicable Laws, and (B) holds all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business (the “Parent Permits”). Except as set forth on Parent Disclosure Schedule 3.2(h), Parent and its Subsidiaries are in material compliance with the terms of the Parent Permits. None of such Parent Permits shall be materially adversely affected as a result of Parent’s execution and delivery of, or the performance its obligations under, this Agreement, any Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Parent Disclosure Schedule 3.2(h), no material investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened. Notwithstanding the foregoing, the representation and warranty contained in this Section 3.2(h) will not apply to (and will exclude) any liability arising out of or related to facts, events, transactions, or actions or inactions, that are the subject of Section 3.2(k) relating to Taxes, Section 3.2(l) relating to ERISA compliance and labor matters, and Section 3.2(m) relating to Intellectual Property.
          (i) Absence of Litigation. Except as set forth on Parent Disclosure Schedule 3.2(i), as of the date of this Agreement there is no material claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened by or before any arbitrator or any Governmental Authority.
          (j) Tangible Property. Parent or one of its Subsidiaries has good title to, or holds pursuant to valid and enforceable leases, all the tangible properties and assets of Parent and its Subsidiaries (excluding real property and buildings, structures, improvements and fixtures thereon) that are material to the conduct of the business of Parent and its Subsidiaries as it is currently conducted, with only such exceptions as constitute Permitted Encumbrances or are, individually or in the aggregate, immaterial. Such tangible properties and assets of Parent and its Subsidiaries are in sufficiently good operating condition (except for ordinary wear and tear) to allow the business of Parent and its Subsidiaries to be operated in the ordinary course of business and consistent with past practices of Parent.
          (k) Taxes. Except as set forth on Parent Disclosure Schedule 3.2(k):
               (i) All income Tax Returns and other material Tax Returns required to be filed by Parent or any of its Subsidiaries have been timely filed and all such Tax Returns were correct and complete in all material respects. All income Taxes and other material Taxes due and owing by Parent and each of its Subsidiaries have been timely paid in full; and all withholding Tax requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied in all material respects. There are no liens for Taxes upon any of the assets of Parent or any of its Subsidiaries.
               (ii) There is not in force (A) any extension of time with respect to the due date for the filing of any material Tax Return by Parent or any of its Subsidiaries or (B) any waiver or agreement for any extension of time for the assessment or payment of any material Tax by Parent or any of its Subsidiaries.
               (iii) There is no material claim, dispute, assessment or deficiency concerning any Tax liability of Parent or any of its Subsidiaries that has been raised or asserted in writing by any Government Authority.
               (iv) Parent Disclosure Schedule 3.2(k) lists all federal, state, local and foreign Tax returns filed with respect to Parent or any of its Subsidiaries for taxable periods ended on or after January 1, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit.
               (v) The unpaid Taxes of Parent and its Subsidiaries (A) did not, as of the date of the Parent Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Parent Balance Sheet and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past practice and custom of Parent and its Subsidiaries in filing their Tax Returns.
               (vi) Since January 1, 2002, no claim has been made by any Tax authority in a jurisdiction where Parent or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to Parent’s knowledge is any such assertion threatened.
               (vii) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
               (viii) Neither Parent nor any of its Subsidiaries (A) has been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent or its first-tier corporate subsidiary) or (B) has any liability for the Taxes of any person (other than any of Parent and its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
               (ix) Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treas. Reg. §1.6011-4(b)(1).

          (l) ERISA Compliance; Labor.
               (i) Each “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or medical benefit, or material fringe benefit plan, arrangement or agreement providing benefits to any present or former employee or contractor of Parent or any of its Subsidiaries has been established in compliance with Applicable Laws and maintained in accordance with its terms and in compliance with Applicable Laws, except where the failure to so comply would not be reasonably likely to have a Parent Material Adverse Effect.
               (ii) Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement. To the Knowledge of Parent, no labor union, employee association or other labor organization (A) has been certified or recognized as the collective bargaining representative of any employees of Parent or any of its Subsidiaries, (B) has attempted to engage in negotiations regarding terms and conditions of employment of such employees, or (C) has taken steps to or threatened to organize or establish any labor union, employee association or other labor organization to represent any employees of Parent or any of its Subsidiaries.
               (iii) Except as set forth on Parent Disclosure Schedule 3.2(l), each of Parent and its Subsidiaries has complied with and is in compliance with all Applicable Laws governing employment and employee relations, including but not limited to laws relating to employment discrimination, civil rights, equal pay, wages, hours, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration, and the withholding and payment of income, social security (FICA) and similar taxes, except to the extent any noncompliance would not be reasonably likely to have a Parent Material Adverse Effect.
          (m) Intellectual Property.
               (i) The conduct of Parent’s and its Subsidiaries’ business does not infringe or otherwise violate any third Person’s Intellectual Property Rights in any material respect, and there is no such claim, action or litigation pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries. To the Knowledge of Parent, no Person is infringing or otherwise violating any Parent Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries. No such claims of infringement or other violation are pending or threatened in writing against any Person by Parent or any of its Subsidiaries. There is no pending or, to the Knowledge of Parent, threatened claim, action or litigation contesting the validity, enforceability or Parent’s or any of its Subsidiaries’ ownership of any Parent Intellectual Property or the right of Parent or any of its Subsidiaries to exercise any rights therein.
               (ii) Parent and its Subsidiaries have sufficient right, title and interest in, or a right to use all material Intellectual Property as is necessary to entitle Parent and its Subsidiaries to conduct in all material respects Parent’s and its Subsidiaries’ business in ordinary course.

          (n) Broker’s Commissions. Except as set forth on Parent Disclosure Schedule 3.2(n), neither Parent nor any Subsidiary thereof has, directly or indirectly, entered into any agreement with any Person that would obligate Parent or any Subsidiary thereof to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.
          (o) Merger Subsidiary. Each of the First Merger Subsidiary and the Second Merger Subsidiary was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with this Agreement. Except as set forth on Parent Disclosure Schedule 3.2(o) and except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, neither the First Merger Subsidiary nor the Second Merger Subsidiary has incurred, directly or indirectly through any Subsidiary, any obligations or liabilities or entered into any agreement or arrangements with any Person.
          (p) Financing. Parent has obtained a commitment letter (the “Debt Commitment Letter”) dated as of the date hereof, from Bank of America, N.A. (the “Lender”)  providing for, subject to certain conditions set forth therein, commitments to provide certain debt financing (the “Debt Financing”) which, together with funds available to Parent, is sufficient to consummate the transactions contemplated hereby and pay all related fees and expenses for which Parent will be responsible. A true and complete copy of the Debt Commitment Letter has been provided to the Company. The Debt Commitment Letter has been duly executed by Parent and is in full force and effect. All commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due. As of the date hereof, the Debt Commitment Letter has not been amended or terminated, and there is no breach by Parent existing thereunder. As of the date hereof, to the Knowledge of Parent, there is no existing fact, occurrence or condition that would cause the commitments provided in the Debt Commitment Letter to be terminated or ineffective, any of the conditions contained therein not to be met or the financing contemplated by the Debt Commitment Letter not to be consummated. Except for the conditions described in the Debt Commitment Letter, there are no other conditions precedent to the Debt Financing. Upon the consummation of such transactions, (a) Parent will not be insolvent, (b) Parent will not be left with unreasonably small capital, (c) Parent will not have incurred debts beyond its ability to pay such debts as they mature, and (d) the capital of Parent will not be impaired.
ARTICLE IV
COVENANTS OF THE COMPANY
     4.1. Conduct of Business.
          (a) From the date hereof until the Closing, except as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use its commercially reasonable efforts to (i) conduct its and its Subsidiaries’ business in the ordinary course of business and substantially in the same manner as previously conducted, (ii) to keep available the services of its and their respective officers and employees and to preserve its and their respective relationships with customers, licensees, distributors and others having business dealings with it or them, (iii) maintain its and their material assets in their current state of condition and repair (reasonable wear and tear excepted), and (iv) keep in full force and effect all insurance policies.
          (b) With respect to each purported Option grant described on Company Disclosure Schedule 3.1(c)(i) (each an “Unauthorized Option”), the Company shall use commercially reasonable efforts to enter into an agreement with each holder thereof providing that (i) such holder shall receive the consideration with respect to such Unauthorized Option specified in Sections 2.9(d) and 2.9(e) of this Agreement, which consideration shall be payable in accordance with Section 2.10 of this Agreement or, if later, upon the date of execution of such agreement, and (ii) such holder fully and unconditionally waives any and all other rights with respect to the Unauthorized Option.
          (c) Except as expressly contemplated by this Agreement or in Company Disclosure Schedule 4.1 or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing, the Company covenants and agrees with Parent that the Company shall not, and shall not permit any of its Subsidiaries to:
               (i) materially amend or terminate any Material Contract;
               (ii) merge or consolidate with or into any other Person, dissolve or liquidate;
               (iii) except as required by Applicable Laws or the terms and provisions of written contracts between the Company or any of its Subsidiaries and an employee thereof as in existence on the date of this Agreement, (A) amend any Employee Benefit Plan or adopt any plan, policy or program that would have been an Employee Benefit Plan had it been in effect on the date hereof or (B) increase in any manner the aggregate compensation or fringe benefits of any director, officer or, except in the ordinary course of business and consistent with past practices of the Company and in amounts not in excess of 3% in the aggregate of the current compensation or fringe benefits, as the case may be, for all employees, or 5% individually of the current compensation or fringe benefits, as the case may be, for an applicable employee, employees of the Company or any of its Subsidiaries;
               (iv) enter into any severance arrangement with any director, officer or key employee of the Company or any Subsidiary;
               (v) except for capital expenditures in accordance with its 2008 budget, acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest or assets), lease or dispose of any assets, except for assets of a de minimis amount;
               (vi) mortgage, pledge or subject to any Lien, other than Permitted Encumbrances, any of its material assets or Leased Real Property;
               (vii) sell, transfer, abandon, exclusively license or otherwise dispose of any material Company Intellectual Property;

               (viii) disclose any of their material trade secrets, including any Proprietary Software in source code form;
               (ix) except as required by GAAP or by Applicable Law, change any of the accounting principles or practices used by the Company or its Subsidiaries or write up, write down or write off the book value of any material assets;
               (x) except for dividends or distributions payable to the Company or a Subsidiary of the Company, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property) in respect of, any of its voting or equity securities, (B) adjust, split, combine, or reclassify any of its voting or equity securities, or (C) except in the case of an employee whose employment has terminated, purchase, redeem or otherwise acquire any voting or equity securities of the Company or any of its Subsidiaries or any Options;
               (xi) except for the issuance of Common Units issuable upon the exercise of any Options granted prior to the date hereof or upon the conversion of any Series A Preferred Units outstanding on the date of this Agreement, issue, sell, transfer, pledge, grant, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any voting or equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class (except for the issuance of certificates in replacement of lost certificates);
               (xii) change or amend its articles of organization or regulations, or any similar organizational document;
               (xiii) except under the Loan Agreement in the ordinary course of business and consistent with past practices of the Company, and except for current liabilities within the meaning of GAAP incurred in the ordinary course of business and consistent with past practices of the Company, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course), issue or sell any debt securities or warrants or other rights to acquire any debt security or make any loans, advances or capital contributions to, or investments in, any Person (other than among the Company and its Subsidiaries and among such Subsidiaries), and other than advances to directors, officers and employees in the ordinary course of business and consistent with past practices of the Company not to exceed $50,000 in the aggregate;
               (xiv) lease, sublease, license, permit or grant any occupancy right with respect to any Leased Real Property;
               (xv) make any settlement of or compromise any Tax liability, change in any material respect any Tax election or Tax method of accounting, make any new Tax election or adopt any new Tax method of accounting, file any amended Tax Return, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries; or
               (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.
     4.2. Access and Information. Until the Closing, the Company shall afford to Parent and its representatives (including accountants and counsel) reasonable access, during normal business hours and upon reasonable notice, to all properties, books and records of the Company and each of its Subsidiaries and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of Parent, to make copies of such books, records and other documents and to discuss the business of the Company and each of its Subsidiaries with such directors, officers and counsel for the Company as Parent may reasonably request for the purposes of familiarizing itself with the Company and each of its Subsidiaries. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability. In addition, neither Parent nor any of its Affiliates or representatives shall contact any personnel or any customers or suppliers of the Company or its Subsidiaries regarding the transactions contemplated by this Agreement without the express prior written consent of a member of Senior Management (which shall not be unreasonably withheld, conditioned or delayed). All information provided pursuant to this Agreement shall remain subject in all respects to the Parent Confidentiality Agreement until the Closing.
     4.3. Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect and (b) the failure of the Company to comply with or satisfy any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.
     4.4. Company Transaction Costs. No later than four (4) Business Days prior to the Closing Date, the Company shall provide to Parent the amount, in the aggregate, of all Company Transaction Costs that have not been paid prior to Closing and shall provide Parent with a certificate setting forth (a) the identity of each Person that is owed such amounts; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person.
     4.5. Exclusivity. From the date hereof through the earlier of (a) the Closing or (b) the termination of this Agreement in accordance with the terms hereof, the Company and its Subsidiaries shall deal exclusively with Parent, its Affiliates and their respective representatives regarding the acquisition of or investment in the Company or any of its Subsidiaries, whether by way of merger, purchase of membership interests, capital stock or other securities, purchase of any material assets, consolidation or otherwise (a “Potential Transaction”), shall terminate any discussions with any other Person regarding a Potential Transaction and, without the prior written consent of Parent, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, (i) solicit, initiate discussions with or engage in negotiations with any other Person relating to a Potential Transaction, (ii) provide information or documentation with respect to the Company’s business relating to a Potential Transaction to any other Person, or (iii) enter into an agreement with any other Person providing for any Potential Transaction. If the Company or any of its Subsidiaries receives an unsolicited inquiry, offer or proposal relating to any of the above, the Company shall promptly notify Parent thereof and provide Parent with a copy of such inquiry, offer or proposal (or a written summary of such, if oral).
     4.6. Standstill. From the date hereof through the earlier of (a) the Closing or (b) the termination of this Agreement in accordance with its terms, (x) the Company shall not, and the Company shall cause its Subsidiaries not to, beneficially, directly or indirectly, acquire or dispose of beneficial ownership of any shares of Parent Common Stock or any securities, rights or financial instruments that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of a share of Parent Common Stock, (y) WCAS shall not, and shall cause its Affiliated private equity and investment funds not to directly acquire or dispose of any shares of Parent Common Stock or any securities, rights or financial instruments that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of a share of Parent Common Stock and (z) WCAS shall not cause any Subsidiary of WCAS or its Affiliated private equity and investment funds to acquire or dispose of beneficial ownership of any shares of Parent Common Stock or any securities, rights or financial instruments that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of a share of Parent Common Stock.
     4.7. Interim Financial Statements. The Company shall deliver to Parent or its representatives the Interim Financial Statements within thirty (30) days of the last day of each month prior to the Closing Date.
     4.8. Assistance with Financing. The Company shall use its commercially reasonable efforts to assist, and shall cause its Subsidiaries to use their commercially reasonable efforts to assist, in connection with the arrangement of the Debt Financing (or any Alternative Financing, as the case may be) as may be reasonably requested by Parent including by (i) participating in meetings (including lender meetings), presentations, road shows, due diligence and drafting sessions and sessions with rating agencies, in each case, as required to consummate the Debt Financing (or any Alternative Financing, as the case may be); (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing (or any Alternative Financing, as the case may be); (iii) furnishing Parent and its financing sources financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate the Debt Financing (or any Alternative Financing, as the case may be); (iv) requesting of the appropriate Person, and using commercially reasonable efforts to obtain, at Parent’s expense, such consents, surveys and title insurance as reasonably requested by Parent, in each case, as required to consummate the Debt Financing (or any Alternative Financing, as the case may be); (v) cooperating with prospective lenders involved in the Debt Financing (or any Alternative Financing, as the case may be) to provide access to the Company’s and its Subsidiaries’ respective properties, assets, and cash management and accounting systems (including cooperating in and facilitating the completion of field examinations, collateral audits, asset appraisals, surveys, and engineering/property condition reports); and (vi) otherwise reasonably cooperating in the Parent’s efforts to obtain the Debt Financing (or any Alternative Financing, as the case may be); provided that nothing herein shall require such cooperation to the extent that it would reasonably be expected to materially interfere with the business or operations of the Company or its Subsidiaries.
4.9.	Investigation and Agreement by the Company, the Signing Sellers and the Representative; No Other Representations or Warranties.
          (a) Each of the Company, the Signing Sellers and the Representative acknowledges and agrees that (i) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, Parent and its Subsidiaries and their businesses and operations, (ii) it has been furnished with or given full access to such information about Parent and its Subsidiaries and their businesses and operations as it requested. In connection with the Company’s, the Signing Sellers’ and the Representative’s investigation of the Parent and its Subsidiaries and their businesses and operations, each of the Company, the Signing Sellers and the Representative and their respective representatives has received from Parent or its representatives certain projections and other forecasts for Parent and its Subsidiaries and certain estimates, plans and budget information. Each of the Company, the Signing Sellers and the Representative acknowledges and agrees that (i) it is taking full responsibility for making its own evaluations of the adequacy and accuracy of all projections, forecasts, estimates, plans and budgets so furnished to them or their representatives; (ii) none of Parent, any Subsidiary of Parent, any shareholder of Parent, or any of their respective representatives or Affiliates has made any representation or warranty to it or any of its respective representatives or Affiliates regarding any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or any of its Subsidiaries or the future business, operations or affairs of Parent or any of its Subsidiaries; and (iii) it will not (and will cause its Subsidiaries and Affiliates and all other Persons acting on its behalf to not) assert any claim or cause of action against Parent, its Subsidiaries or any of Parent’s directors, officers, employees, agents, members, Affiliates or representatives, or hold any such Person liable with respect to, in any such case, any projections, forecasts, estimates, plans and budgets so furnished to it, including with respect to the adequacy, accuracy, or completeness of such projections, forecasts, estimates, plans and budgets, or whether they reflect actual future results; provided, however, that nothing in this Section 4.9 shall limit or otherwise affect the representations and warranties of Parent, the First Merger Subsidiary and the Second Merger Subsidiary that are expressly set forth in Section 3.2 of this Agreement or any certificate delivered with respect thereto.
          (b) Each of the Company, the Signing Sellers and the Representative agrees that, (i) except for the representations and warranties made by Parent, the First Merger Subsidiary and the Second Merger Subsidiary that are expressly set forth in Section 3.2 of this Agreement, none of Parent, the First Merger Subsidiary or the Second Merger Subsidiary has made and shall not be deemed to have made to it or its Affiliates or representatives any representation or warranty of any kind, and (ii) it is not relying on any representations or warranties other than those made by Parent, the First Merger Subsidiary and the Second Merger

Subsidiary in Section 3.2 of this Agreement, and (iii) no Subsidiary of Parent (other than the First Merger Subsidiary and the Second Merger Subsidiary in Section 3.2 of the Agreement), shareholder of Parent, or any of their respective Affiliates or representatives has made, and shall not be deemed to have made, any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by Parent and set forth in Section 3.2, each of the Company, the Signing Sellers and the Representative agrees that none of Parent, any Subsidiary of Parent, any shareholder of Parent, or any of their respective Affiliates or representatives makes or has made any representation or warranty to the Company, the Signing Sellers and the Representative or to any of their respective representatives or Affiliates with respect to any information, statements or documents heretofore or hereafter delivered to or made available to the Company, the Signing Sellers and the Representative or their respective representatives or Affiliates, with respect to Parent or any of its Subsidiaries or the business, operations or affairs of Parent or any of its Subsidiaries.
ARTICLE V
COVENANTS OF PARENT, FIRST MERGER SUBSIDIARY AND SECOND MERGER SUBSIDIARY
     5.1. Conduct of Business. Except as contemplated by or otherwise permitted under this Agreement or in Parent Disclosure Schedule 5.1 or to the extent that the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing, Parent covenants and agrees with the Company that Parent shall not, and shall not permit any of its Subsidiaries to:
          (a) except for acquisitions by Parent in which the aggregate consideration does not exceed $100,000,000 and acquisitions of assets in the ordinary course of business, merge or consolidate with or into any other Person or acquire any assets or stock of any other Person;
          (b) dissolve or liquidate;
          (c) (i) except for dividends or distributions payable to Parent or a Subsidiary of Parent, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property) in respect of, any of its equity securities, (ii) adjust, split, combine, or reclassify any of its equity securities, or (iii) purchase, redeem or otherwise acquire any equity securities of Parent or any of its Subsidiaries or any options to purchase such equity securities, such that the Share Merger Consideration would then represent more than 20% of the Parent Common Stock outstanding as of the Closing Date;
          (d) amend its certificate of incorporation or by-laws, or any similar organizational document; or
          (e) authorize any of, or commit or agree to take any of, the foregoing actions.
     5.2. Access and Information. Until the Closing, Parent shall afford to the Company and its representatives (including accountants and counsel) reasonable access, during normal business hours and upon reasonable notice, to all properties, books and records of Parent and each of its Subsidiaries and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of the Company, to make copies of such books, records and other documents and to discuss the business of Parent and each of its Subsidiaries with such directors, officers and counsel for Parent as the Company may reasonably request for the purposes of familiarizing itself with Parent and each of its Subsidiaries. Notwithstanding the foregoing, the Company shall not have access to personnel records of Parent or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in Parent’s good faith opinion the disclosure of which could subject Parent or any of its Subsidiaries to risk of liability. In addition, neither the Company nor any of its Affiliates or representatives shall contact any personnel or any customers or suppliers of Parent or its Subsidiaries regarding the transactions contemplated by this Agreement without the express prior written consent of the Chief Executive Officer or Chief Financial Officer of Parent (which shall not be unreasonably withheld, conditioned or delayed). All information provided pursuant to this Agreement shall remain subject in all respects to the Company Confidentiality Agreement until the Closing.
     5.3. Notification of Certain Matters. Parent, the First Merger Subsidiary and the Second Merger Subsidiary shall give prompt written notice to the Company of (a) the occurrence, or failure to occur, of any event of which any of them has Knowledge that has caused any representation or warranty of Parent, the First Merger Subsidiary or the Second Merger Subsidiary contained in this Agreement to be untrue or inaccurate in any material respect and (b) the failure of Parent, the First Merger Subsidiary or the Second Merger Subsidiary to comply with or satisfy any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.
     5.4. Employee Matters.
          (a) Parent shall take such action as may be necessary so that for a 12 month period following the Closing Date, employees of the Company and its Subsidiaries who remain after the Closing in the employ of the Company or its Subsidiaries shall be provided employee benefits, plans and programs (including but not limited to incentive compensation, life insurance, welfare, 401(k), salary continuation and fringe benefits but excluding any equity-based compensation arrangements) which are no less favorable than those made available to similarly situated employees of Parent. For purposes of eligibility to participate in all benefits provided by Parent to such employees (and for purposes of vesting in any 401(k) benefits provided by Parent to such employees), the employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and any predecessors thereof to the extent that such service is taken into account under the similar Employee Benefit Plan of Company and its Subsidiaries. The eligibility of any employee of the Company and its Subsidiaries to participate in any welfare benefit plan or program of Parent shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries. Amounts paid before the Second Effective Time by employees of the Company and its Subsidiaries under any health plans of the Company or its Subsidiaries shall, after the Second Effective Time, be taken into account in applying deductible and annual out-of-pocket limits applicable under the health plans of Parent provided as of the Second Effective Time to the same extent as if such amounts had been paid under such health plans of Parent. Nothing contained in this Section 5.4(a) shall create any rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of its Subsidiaries in respect of continued employment for any specified period of any nature or kind whatsoever. Except as otherwise specifically provided in this Agreement, nothing contained in this Agreement is intended to or shall be interpreted to prevent the Company or any of its Subsidiaries or the Parent or any of its Subsidiaries from making future changes in the terms and conditions of employment (including the compensation) of any officer or employee of the Company or any of its Subsidiaries.
          (b) Prior to the Closing Date, to the extent an employee’s right to receive any payments and/or benefits that may, separately or in the aggregate, constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder, the Company shall request each such employee to waive such employee’s right and, to the extent that such consent is obtained, shall submit such payments and/or benefits to the stockholders of the Company for a vote, meeting the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and regulations thereunder. The Company shall forward to Parent prior to such submission to such stockholders copies of all documents prepared by the Company in connection with this Section 5.4(b). If the Company shall not have obtained the consent of an employee, as contemplated by the first sentence of this Section 5.4(b), the Closing Cash Merger Consideration or, to the extent not a reduction to the Closing Cash Merger Consideration, Working Capital shall be reduced by an amount equal to 40% of the amount of any “parachute payment,” within the meaning of Section 280G(b)(5)(B), to be paid to the employee (the amount of such aggregate reduction, the “280G Reduction Amount”).
          (c) After the Second Effective Time and subject to Applicable Law and the terms of any Employee Benefit Plan, the Company or Parent may amend, modify or terminate any Employee Benefit Plan in existence prior to the Closing. No provision of this Section 5.4 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter, and nothing in this Section 5.4 is intended to interfere with Parent’s or Accuro’s right from and after the Closing Date to terminate the employment or provision of services by any director, employee, independent contractor or consultant.
          (d) If requested by Parent at least five business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions reasonably necessary or appropriate to terminate, effective no later than the Closing, any Employee Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Board of Directors of the Company of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed).
          (e) On or after the Closing Date, if Parent, or the Company or any of its Subsidiaries, shall terminate the employment of any of the persons set forth on Schedule 5.4(e)

hereto or any such person remains employed by Parent, the Company or one of its Subsidiaries for the period following the Closing Date set forth opposite such Person’s name on Schedule 5.4(e), Parent shall pay such person the amount set forth opposite such person’s name on Schedule 5.4(e).
     5.5. Post-Closing Access to Information. From and after the Closing, the Representative may, at its option, prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company (but not the Subsidiaries of the Company) the liability with respect to which is payable by the Securityholders (“Flow-Through Returns”) for any taxable period ending on or before the Closing Date, and Parent shall have a reasonable opportunity to review and comment on all such Flow-Through Returns prior to filing. Parent shall (and shall cause each of its Subsidiaries to), during normal business hours and upon reasonable notice, make available and provide the Representative and its representatives (including, without limitation, counsel and independent auditors) with reasonable access to all information, files, documents and records (written and computer) necessary for the preparation of the Flow-Through Returns.
     5.6. Indemnification of Officers, Managers, Directors, Employees and Agents.
          (a) All rights to indemnification, advance of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Second Effective Time now existing in favor of the current or former managers, directors, officers, employees or agents of the Company and its Subsidiaries (the “D&O Indemnified Persons”) as provided in their respective certificates of incorporation or regulations (or comparable organizational documents) shall survive following the Closing and shall continue in full force and effect in accordance with their terms for a period of six years, and Parent shall cause its Subsidiaries to comply with and honor the foregoing obligations.
          (b) Parent and its Subsidiaries shall not amend, repeal or otherwise modify such certificates of incorporation and regulations in any manner that would affect adversely the rights thereunder of individuals who at and at any time prior to the Closing were managers, directors, officers, employees or agents of the Company or any of its Subsidiaries.
          (c) For a period of six years after the Closing, Parent shall, or shall cause the Third Merger Surviving Company to, maintain directors’ and officers’ liability insurance and fiduciary liability insurance covering the D&O Indemnified Persons who are currently covered by the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance or fiduciary liability insurance policies on terms no less advantageous to such D&O Indemnified Persons than such existing insurance; provided, however that in no event will Parent or the Third Surviving Corporation be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the "Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Third Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

          (d) If Parent or the Third Merger Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent not assumed by operation of law, proper provision shall be made so that the successors and assigns of Parent or the Third Merger Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.6.
          (e) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification under this Section 5.6 and such person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such persons shall be third party beneficiaries of this Section 5.6.
     5.7. Debt Financing. Parent will use reasonable best efforts to (i) maintain the Debt Commitment Letter in full force and effect, and not amend, terminate or waive any provisions under such Debt Commitment Letter which amendment, termination or waiver would adversely affect the availability of the financing contemplated by the Debt Commitment Letter, and (ii) comply, to the extent within Parent’s control, with all of the covenants of Parent in the Debt Commitment Letter and take all actions, to the extent within Parent’s control, necessary or desirable to cause all of the conditions to the funding of the financing contemplated in the Debt Commitment Letter to be satisfied as promptly as practicable following the date hereof and in coordination with the satisfaction of the other closing conditions set forth herein, including obtaining any opinions of legal counsel required by the Lender thereunder and, to the extent within Parent’s control, assure that there is no breach or default or event of default under any of its existing financing agreements, (iii) accept any changes in the terms and conditions of the proposed financing contemplated in the “market flex” provision of the Debt Commitment Letter or fee letter related thereto, (iv) enforce its rights under the Debt Commitment Letter and (v) consummate the Debt Financing or the Alternative Financing. Parent agrees to notify the Company following its receipt of notification by any financing source under the Debt Commitment Letter that it does not intend to provide or asserts its inability or refusal to provide any financing described in the Debt Commitment Letter. If funding of the indebtedness contemplated by the Debt Commitment Letter becomes unavailable for any reason, Parent will use reasonable best efforts to obtain alternative financing on terms that are no less favorable to Parent (as determined in the reasonable judgment of Parent) than those contained in the Debt Commitment Letter or fee letter related thereto including, for the avoidance of doubt, the “market flex” (an “Alternative Financing”). Parent shall keep the Company reasonably informed of any material adverse developments relating to the proposed debt financing. Without limiting the generality of the foregoing, Parent shall use reasonable best efforts to satisfy the closing conditions to the debt financing contemplated by the Debt Commitment Letter (or, if applicable, the Alternative Financing) that are within its control. Parent acknowledges that receipt of the Debt Financing or any other financing is not a condition to the Closing.
5.8.	Investigation and Agreement by Parent, the First Merger Subsidiary and the Second Merger Subsidiary; No Other Representations or Warranties.
          (a) Each of Parent, the First Merger Subsidiary and the Second Merger Subsidiary acknowledges and agrees that it has made its own inquiry and investigation into, and,

based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent, the First Merger Subsidiary and the Second Merger Subsidiary have been furnished with or given full access to such information about the Company and its Subsidiaries and their businesses and operations as they requested. In connection with Parent’s, the First Merger Subsidiary’s and the Second Merger Subsidiary’s investigation of the Company and its Subsidiaries and their businesses and operations, Parent, the First Merger Subsidiary, the Second Merger Subsidiary and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Parent the First Merger Subsidiary and the Second Merger Subsidiary acknowledge and agree that (i) Parent, the First Merger Subsidiary and the Second Merger Subsidiary are taking full responsibility for making their own evaluations of the adequacy and accuracy of all projections, forecasts, estimates, plans and budgets so furnished to them or their representatives; (ii) none of the Company, any Subsidiary of the Company, any Securityholder, or any of their respective representatives or Affiliates has made any representation or warranty to Parent, the First Merger Subsidiary, the Second Merger Subsidiary or any of their respective representatives or Affiliates regarding any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries; and (iii) Parent, the First Merger Subsidiary, the Second Merger Subsidiary and the Third Merger Surviving Company will not (and will cause their respective Subsidiaries and Affiliates and all other persons acting on their behalf to not) assert any claim or cause of action against the Company, its Subsidiaries or any of the Company’s directors, officers, employees, agents, members, Affiliates or representatives, or hold any such Person liable with respect to, in any such case, any projections, forecasts, estimates, plans and budgets so furnished to Parent, the First Merger Subsidiary or the Second Merger Subsidiary, including with respect to the adequacy, accuracy, or completeness of such projections, forecasts, estimates, plans and budgets, or whether they reflect actual future results; provided, however, that nothing in this Section 5.8 shall limit or otherwise affect the representations and warranties of the Company that are expressly set forth in Section 3.1 of this Agreement or any certificate delivered with respect thereto.
          (b) Each of Parent, the First Merger Subsidiary and the Second Merger Subsidiary agrees that, (i) except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement, the Company has not made and shall not be deemed to have made to any of Parent, the First Merger Subsidiary, the Second Merger Subsidiary or their respective Affiliates or representatives any representation or warranty of any kind, (ii) it is not relying on any representations or warranties other than those made by the Company in Section 3.1 of this Agreement, and (iii) no Subsidiary of the Company, Securityholder, or any of their respective Affiliates or representatives has made, and shall not be deemed to have made, any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Company and set forth in Section 3.1, each of Parent, the First Merger Subsidiary and the Second Merger Subsidiary agrees that none of the Company, any Subsidiary of the Company, any Securityholder, or any of their respective Affiliates or representatives makes or has made any representation or warranty to Parent, the First Merger Subsidiary, the

Second Merger Subsidiary or to any of their respective representatives or Affiliates with respect to any information, statements or documents heretofore or hereafter delivered to or made available to Parent, the First Merger Subsidiary, the Second Merger Subsidiary or their respective representatives or Affiliates, including the information contained in the on-line data room, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries.
     5.9. Registration Rights Agreement. If an Accredited Investor is not a party to the Registration Rights Amendment as of the date hereof, Parent agrees to permit such Accredited Investor, promptly upon the request by such Accredited Investor, to execute a joinder to the Registration Rights Amendment to become a party thereto with the same rights and obligations as if such Accredited Investor had executed the Registration Rights Amendment on the date hereof.
     5.10. Board Seat. Parent agrees to take all action (including increasing the number of directors constituting Parent’s Board of Directors) to elect to D. Scott Mackesy as a Class III Director of Parent effective upon, and subject to the occurrence of, the Second Effective Time
ARTICLE VI
MUTUAL COVENANTS
     6.1. Closing Efforts; Governmental Consents. Each of Parent and the Company hereto agrees to use all commercially reasonable efforts to bring about the fulfillment of the conditions precedent contained in this Agreement and to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable. In addition, neither the Company nor Parent shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Authority necessary to be obtained prior to Closing. Not later than ten (10) Business Days following the date hereof each of Parent, the Company and WCAS will file, or cause to be prepared and filed, with the appropriate Governmental Authorities, a notification with respect to the transactions contemplated by this Agreement pursuant to the HSR Act, supply all information requested by Governmental Authorities in connection with the HSR Act notification and cooperate with each other in responding to any such request. Parent, the Company and WCAS shall seek early termination of all applicable regulatory waiting periods under the HSR Act. Parent shall be solely responsible for its filing fees required to be paid in connection therewith. Parent, the Company and WCAS will use their respective reasonable best efforts and will cooperate fully with one another to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and to obtain promptly all Consents of any applicable Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement. Each of Parent, the Company and WCAS will furnish to each other and, upon request, to any Governmental Authorities such information and assistance as may be requested in connection with the foregoing, including by responding promptly to and complying fully with any request for additional information or documents under the HSR Act. Parent and the Company will use their best efforts to resolve favorably any review or consideration of the antitrust aspects of the transactions contemplated hereby by any

Governmental Authority with jurisdiction over the enforcement of any applicable Antitrust Laws. In furtherance and not in limitation of the efforts referred to above in this Section 6.1, if any objections are asserted with respect to the transaction contemplated by this Agreement under the HSR Act, or if any action or proceeding is instituted (or threatened to be instituted) by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority or any third party challenging the transactions contemplated by this Agreement or that would otherwise prohibit or materially impair or materially delay the consummation of such transactions, Parent shall use its best efforts to resolve any such objections or actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement, including contesting and resisting any such actions or proceedings and to have vacated, lifted, reversed or overturned any order of a Governmental Authority that is in effect that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement shall require Parent to take any action if in the good faith judgment of Parent doing so could be materially adverse to the business of Parent, including, without limitation, selling or agreeing to sell, holding or agreeing to hold separate, or otherwise disposing or agreeing to dispose of assets (including assets of any Subsidiaries of Parent or of the Company or any Subsidiaries of the Company) or conducting or agree to conducting its business (including the business of any Subsidiaries of Parent or of the Company or any Subsidiaries of the Company) in a materially different manner or subject to material limitations.
     6.2. Takeover Statutes. If any business combination, control share acquisition, fair price or similar statute is or becomes applicable to any of this Agreement, the Transaction Documents, the First Merger, the Second Merger, the Third Merger or the other transactions contemplated by this Agreement or the Transaction Documents, each of Parent and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.
     6.3. Waiver. Parent hereby waives, and agrees to cause its Subsidiaries to waive, any conflicts that may arise in connection with, and hereby agrees, and agrees to cause its Subsidiaries to agree not to challenge claims of attorney-client privilege, attorney work product or similar privilege or immunity with respect to, (a) the representation by Ropes & Gray LLP of the Securityholders prior to, at or following the Closing in connection with any matter arising under, or relating to, this Agreement, (b) the representation by Ropes & Gray LLP of the Representative, in its capacity as Representative under this Agreement, in connection with any matter arising under, or relating to, this Agreement, including in connection with a dispute with Parent or any of its Subsidiaries prior to, at or following the Closing, and (c) the communication by Ropes & Gray LLP to the Securityholders or the Representative, in connection with any such representation, any fact known to such counsel, including in connection with a dispute with Parent or any of its Subsidiaries prior to, at or following the Closing.

ARTICLE VII
CONDITIONS PRECEDENT
     7.1. Conditions to Each Party’s Obligation. The respective obligations of the Company, Parent, the First Merger Subsidiary and the Second Merger Subsidiary to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) HSR Act. All applicable waiting periods under the HSR Act shall have expired or terminated.
          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.
          (c) Legality. No statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.
     7.2. Conditions to Obligation of Parent, the First Merger Subsidiary and the Second Merger Subsidiary. The obligation of Parent, the First Merger Subsidiary and the Second Merger Subsidiary to effect the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions unless waived, in whole or in part, by Parent:
          (a) Representations and Warranties. The representations and warranties of the Company and WCAS as a Signing Seller contained in Section 3.1(a) (Organization, Good Standing and Other Matters), Section 3.1(b) (Capitalization of the Company), Section 3.1(c) (Options), Section 3.1(d) (Capitalization of the Subsidiaries) and Section 3.1(e) (Authority) (collectively, the “Specified Company Representations”) shall be true and correct in all but de minimis respects as of the Closing as though made as of the Closing (except to the extent such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date). The representations and warranties of the Company and WCAS as a Signing Seller contained in Section 3.1 (other than the Specified Company Representations) shall be true and correct in all respects (without regard to any materiality or Company Material Adverse Effect qualifications set forth in any such representation and warranty) as of the Closing as though made as of the Closing (except to the extent such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct as of such earlier date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would be reasonably likely to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company and WCAS as a Signing Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.
          (c) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at the Closing by the Company pursuant to this Agreement shall have been delivered.
          (d) FIRPTA Affidavit. The Company shall have delivered to Parent an affidavit from the Company dated as of the Closing Date, in the form required by Treas. Reg. §1.897-2(h) and signed under penalties of perjury, stating that each of Accuro and its first-tier corporate subsidiary is not and has not been a United States real property holding corporation during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (e) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect.
          (f) Resignations of Officers and Directors. Parent shall have received the resignation of each officer of the Company and each of its Subsidiaries and member of the Company’s board of directors and the boards of directors (or comparable governing bodies) of each of its Subsidiaries from all such positions held by such Persons, effective as of the Second Effective Time (provided that any such resignation of an officer shall not be deemed to be a resignation as an employee and it is the intent of Parent and the Company that such resignation will not affect any severance owed to any such employee).
          (g) No Government Litigation. No action or proceeding shall have been instituted (or threatened in writing to be instituted) by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority challenging the transactions contemplated by this Agreement that would otherwise prohibit or materially impair the consummation of such transactions.
     7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions unless waived, in whole or in part, by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent, the First Merger Subsidiary and the Second Merger Subsidiary contained in Section 3.2(a) (Organization, Good Standing and Other Matters), Section 3.2(b) (Capitalization of Parent), Section 3.2(c) (Capitalization of the Subsidiaries) and Section 3.2(d) (Authority) (collectively, the “Specified Parent Representations”) shall be true and correct in all but de minimis respects as of the Closing as though made as of the Closing (except to the extent such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date). The representations and warranties of Parent, the First Merger Subsidiary and the Second Merger Subsidiary set forth in Section 3.2 (other than the Specified Parent Representations) shall be true and correct (without regard to any materiality or Parent Material Adverse Effect qualifications set forth in any such representation and warranty) as of the Closing as though made as of the Closing (except to the extent such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct as of such earlier date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would be reasonably likely to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.
          (b) Performance of Obligations of Parent, the First Merger Subsidiary and the Second Merger Subsidiary. Each of Parent, the First Merger Subsidiary and the Second Merger Subsidiary shall have performed in all material respects all obligations required to be performed respectively by them under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.
          (c) Election of Director. D. Scott Mackesy shall have been appointed as a Class III Director of Parent as of the Second Effective Time.
          (d) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at Closing by Parent, the First Merger Subsidiary and the Second Merger Subsidiary pursuant to this Agreement shall have been delivered.
          (e) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been a Parent Material Adverse Effect.
ARTICLE VIII
CLOSING
     8.1. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX, Parent and the Company agree that the closing of the First Merger, the Second Merger and the Third Merger (the “Closing”) shall take place at 9:00 a.m. at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY on the later of (a) two Business Days following the satisfaction or waiver of all of the conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of all the conditions at Closing) set forth in Article VII and (b) the earlier of (i) July 28, 2008 (the “Marketing Period End Date”) and (ii) the receipt by Parent of the Debt Financing, unless another date, time or place is mutually agreed to in writing by Parent and the Company. The date and time on which the Closing occurs is the “Closing Date.”
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     9.1. Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company, by written notice to the other party:

               (i) if there shall have been any breach by the other party (which, in the case of the right of termination by the Company, shall also include any breach by the First Merger Subsidiary and the Second Merger Subsidiary) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) would give rise to the failure of a condition to the Closing hereunder (assuming the Closing were to occur on the day on which written notice of such breach is received by the breaching party) and (B) either (1) cannot be cured or (2) if it can be cured, has not been cured prior to the first to occur of (x) 5:00 p.m. on the date that is 20 days following receipt by the breaching party of written notice of such breach or (y) 5:00 p.m. on the date immediately preceding the Termination Date (it being understood that a breach of Section 8.1 cannot be cured by Parent after the Marketing Period End Date);
               (ii) if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party who did not use best efforts to lift any such order, decree, ruling or other action or whose failure to comply with Section 6.1 has been the primary cause of the condition set forth in this Section 9.1(b)(ii) not being satisfied; or
               (iii) if the Closing shall not have occurred on or before 5:00 p.m. on August 12, 2008 (the "Termination Date”); provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; provided further that in the event that the only condition that has not been satisfied on or before such date is the condition set forth in Section 7.1(a), either the Company or Parent may extend the Termination Date by up to an additional sixty (60) day period under this Section 9.1(b)(iii) by written notice to the other party at least three Business Days prior to the Termination Date.
     9.2. Effect of Termination. In the event of the termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Parent, the First Merger Subsidiary, the Second Merger Subsidiary or the Company or their respective Affiliates, directors, officers, employees, members or stockholders, except that Article I, this Article IX and Article X shall survive such termination and no such termination shall relieve any party from liability for any knowing breach of any term or provision hereof and, except in the case of a Debt Financing Failure, the non-breaching party shall be entitled to seek the recovery of all losses, damages, costs and expenses of every kind and nature (including, reasonable attorneys’ fees) caused by any such breach; provided, however, that (w) if this Agreement shall have been terminated by the Company pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), (x) the Marketing Period End Date has occurred, (y) all the conditions set forth in Section 7.1, Section 7.2(a) (other than the delivery of the officer’s certificate referenced therein), Section 7.2(b) (other than the delivery of the officer’s certificate referenced therein), Section 7.2(e) and Section 7.2(g) shall have been satisfied as of the date of such termination and the Company delivers a certificate to Parent certifying that the conditions with respect to Section 7.2(c), Section 7.2(d) and Section

7.2(f) and the delivery of the officer’s certificate referenced in Section 7.2(a) and Section 7.2(b) would have been satisfied if the Closing had occurred on the date of such termination (or Parent delivers a certificate to the Company certifying that Parent would have waived such conditions) and (z) the proceeds of the Debt Financing and, if applicable, the Alternative Debt Financing, shall be unavailable on the date of such termination (regardless of whether or not Parent complied with Section 5.7) (the satisfaction of the conditions in clauses (w), (x), (y) and (z), a “Debt Financing Failure”), then Parent shall pay to the Company, within two Business Days of such termination by the Company, a fee of $15,000,000 in cash (the “Financing Failure Termination Fee”), which Financing Failure Termination Fee shall be the sole and exclusive remedy of the Company or any other Person against Parent with respect to this Agreement and the transactions contemplated hereby in the event of a Debt Financing Failure. In the event Parent pays the Company the Financing Failure Termination Fee subject and pursuant to the terms and conditions of this Section 9.2, then Parent, the First Merger Subsidiary, the Second Merger Subsidiary and their respective Affiliates, directors, officers, employees, members or stockholders shall have no other liability or obligation to the Company and its Affiliates, directors, officers, employees, members and stockholders with respect to this Agreement and the transactions contemplated hereby.
ARTICLE X
GENERAL PROVISIONS
     10.1. Survival of Representations, Warranties and Agreements.
          (a) The representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall expire and shall be of no further force and effect from and after the Closing, except in respect of claims described in the succeeding sentence. Subject to Section 10.1(b), from and after the Closing, except for claims for fraud (other than equitable fraud) based upon the representations and warranties made by the Company or Parent (in the case of Parent, including the First Merger Subsidiary and the Second Merger Subsidiary) expressly set forth in this Agreement, and in respect of willful and malicious breaches of covenants and other agreements in this Agreement, no party to this Agreement, or third-party beneficiary hereof, shall assert any claim (whether in law or in equity) arising out of or relating to this Agreement or the transactions contemplated hereby. Solely with respect to any claim by Parent (including the First Merger Subsidiary and the Second Merger Subsidiary) described in the preceding sentence, each Signing Seller will be responsible for such Signing Seller’s pro rata share of any damages of Parent (determined on the basis of the value received by such Signing Seller of the aggregate Closing Per Share Merger Consideration received by all Signing Sellers at the Closing). The parties further agree that any claim permitted by the second and third sentences of this Section 10.1(a) that is not asserted in a lawsuit filed within the applicable statute of limitations shall be barred, and that nothing in this Section 10.1(a) shall be deemed to extend or waive any applicable statute of limitations.
          (b) The covenants and other agreements set forth in this Agreement and in the other Transaction Documents that contemplate performance after the Closing shall survive the Closing Date until fully performed.

     10.2. Amendment and Modification. This Agreement may only be amended if such amendment is set forth in a writing executed (a) if prior to the Second Effective Time, by the Company, Parent, the First Merger Subsidiary, the Second Merger Subsidiary and the Representative or (b) if after the Second Effective Time, by Parent and the Representative.
     10.3. Waiver of Compliance. Any failure of Parent, the First Merger Subsidiary or the Second Merger Subsidiary on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.
     10.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     10.5. Expenses and Obligations. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses.
     10.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Notwithstanding the foregoing, Article II is made for the benefit of the Securityholders and Section 5.6 is made for the benefit of the D&O Indemnified Persons, and from and after the Closing, the Securityholders and the D&O Indemnified Persons shall be entitled to enforce such provisions, as the case may be, after the Third Effective Time.
     10.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Parent, the First Merger Subsidiary or the Second Merger Subsidiary, to:
MedAssets, Inc.
100 North Point Center East, Suite 200
Alpharetta, Georgia 30022
Attention: Jonathan H. Glenn
Facsimile: (678) 323-2515
with copies to:
Willkie Farr & Gallagher LLP
 787 Seventh Avenue
  New York, New York 10019
  Attention:  Morgan D. Elwyn
Facsimile: (212) 728-9981
(b) If to the Company or Accuro, to:
Accuro Healthcare Solutions, Inc.
14241 Dallas Parkway, Suite 800
Dallas, TX 75254
Attention: John Caryle
             David Hagey
Facsimile: (972) 755-6505
with copies to:
Ropes & Gray, LLP
1211 Avenue of the Americas
New York, NY 10038
Attention: Othon Prounis
             Anthony Norris
Facsimile: (212) 841-5725
(c) If to the Representative or the Signing Sellers, to:
c/o Welsh, Carson, Anderson & Stowe IX, L. P.
320 Park Avenue, Suite 2500
New York, New York 10022-6815
Attention: D. Scott Mackesy
             Michael Donovan
Facsimile: (212) 893-9566
with copies to:
Ropes & Gray, LLP
1211 Avenue of the Americas

New York, NY 10038
Attention: Othon Prounis
           Anthony Norris
Facsimile: 212-841-5725
Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered; on the date of receipt, if transmitted by facsimile prior to 5:00 p.m., Eastern time (otherwise on the next Business Day); three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested; and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.
     10.8. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     10.9. Time. Time is of the essence in each and every provision of this Agreement.
     10.10. Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the other Transaction Documents and the Confidentiality Agreements constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreements. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement, the other Transaction Documents and the Confidentiality Agreements.
     10.11. Public Announcements. On or prior to the Closing, no party hereto other than Parent shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Parent and the Company, except that any party may make any disclosure required by Applicable Law (including federal securities laws and stock-exchange listing agreements) if it determines in good faith that it is required to do so and, with respect to each such disclosure, to the extent practicable, provides Parent and the Company, as applicable, with prior notice and a reasonable opportunity to review the disclosure. On or prior to the Closing, Parent will use reasonable efforts to consult with the Company before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby.
     10.12. Attorneys’ Fees. In any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

     10.13. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided that, Parent may collaterally assign this Agreement to the Lender or any provider of Alternative Financing so long as Parent remains liable under the terms of this Agreement. Any assignment in violation of the foregoing shall be null and void.
     10.14. Rules of Construction.
          (a) Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafts it is of no application and is hereby expressly waived.
          (b) The inclusion of any information in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, that such information is required to be listed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or that such items are material to the Company, Parent, the First Merger Subsidiary or the Second Merger Subsidiary, as the case may be. The headings, if any, of the individual sections of the Company Disclosure Schedule and the Parent Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and the Parent Disclosure Schedule is arranged in sections corresponding to those contained in Section 3.1 and Section 3.2, respectively, merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, with respect to such other representations or warranties or an appropriate cross reference thereto.
          (c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

          (d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York City time.
          (e) Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Estimated Net Debt, Estimated Working Capital, Final Adjustment Amount, Final Net Debt, Final Working Capital, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of the transactions contemplated by this Agreement.
     10.15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS (OTHER THAN WITH RESPECT TO GENERAL LIMITED LIABILITY COMPANY LAWS AND ANY OTHER PROVISIONS SET FORTH HEREIN THAT ARE REQUIRED TO BE GOVERNED BY THE TLLCA).
     10.16. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

     10.17. Consent to Jurisdiction; Venue.
          (a) The parties hereto submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States sitting in Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims may be heard and determined exclusively in such Delaware court or, to the extent permitted by law, in such Federal court. The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other Person not a party hereto or its assets or properties in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.
     10.18. Equitable Remedies. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required; provided that the Company and Accuro agree that specific performance shall not be available to compel Parent, the First Merger Subsidiary or the Second Merger Subsidiary to consummate the Second Merger and the Third Merger or the other actions to be taken as part of the Closing if Parent is unable to obtain the proceeds of the Debt Financing or any Alternative Financing (provided that for the avoidance of doubt, specific performance and other equitable relief shall be available to the Company to compel Parent to comply with its obligations under Section 5.7).
ARTICLE XI
THE REPRESENTATIVE
By their execution and delivery of this Agreement, the Company, Parent, the First Merger Subsidiary, the Second Merger Subsidiary and the Representative hereby agree as follows:
     11.1. Authorization of the Representative. The Representative hereby is appointed, authorized and empowered to act as the agent of the Securityholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Securityholders under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Article XI, which shall include the full power and authority:
          (a) to take such actions and to execute and deliver such waivers and consents in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other Transaction Documents;
          (b) as the Representative of the Securityholders, to enforce and protect the rights and interests of the Securityholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and each other Transaction Document and, in connection therewith, to (i) resolve all questions, disputes, conflicts and controversies concerning the determination of any amounts pursuant to Article II; (ii) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Securityholders in connection with Article II as the Representative, in its reasonable discretion, deems to be in the best interest of the Securityholders; (iii) assert or institute any claim, action, proceeding or investigation; (iv) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent or any of its Subsidiaries, or any other Person, against the Representative, and receive process on behalf of any or all Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Securityholders with respect to any such claim, action, proceeding or investigation; (v) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (vi) settle or compromise any claims asserted under Article II; (vii) assume, on behalf of all of the Securityholders, the defense of any claim that is the basis of any claim asserted under Article II; and (viii) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take such any action;
          (c) to waive or refrain from enforcing any right of the Securityholders or any of them and/or of the Representative arising out of or under or in any manner relating to this Agreement or any other Transaction Document; and
          (d) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (c) above and the transactions contemplated by this Agreement and the other Transaction Documents.
Parent and its Subsidiaries shall be entitled to rely exclusively upon the communications of the Representative relating to the foregoing as the communications of the Securityholders. None of Parent or its Subsidiaries (a) need be concerned with the authority of the Representative to act on behalf of all Securityholders hereunder, or (b) shall be held liable or accountable in any manner for any act or omission of the Representative in such capacity.
Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Representative may not enter into or grant any waivers or consents described in

Section 11.1(a) unless such waivers or consents shall affect each Securityholder similarly and to the same relative extent, and (ii) any such waiver or consent that does not affect any Securityholder similarly and to the same relative extent as it affects other Securityholders must be executed by such Securityholder to be binding on such Securityholder.
The grant of authority provided for in this Section 11.1 is coupled with an interest and is being granted, in part, as an inducement to the Company, Parent, the First Merger Subsidiary and the Second Merger Subsidiary to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto.
The Representative may be changed at any time and from time to time by the written action of Securityholders holding (or that held immediately prior to the First Effective Time) more than fifty percent (50%) of the Common Units and Series A Preferred Units, taken as a whole, and shall become effective upon not less than thirty (30) days’ prior written notice to Parent. Except as provided in the foregoing sentence, in the event that for any reason the most recent Representative shall no longer be serving in such capacity, including, without limitation, as a result of the death, resignation or incapacity of the Representative, the outgoing Representative shall appoint a successor Representative, and if the outgoing Representative fails or is unable to appoint a successor, then the Securityholders holding (or that held immediately prior to the First Effective Time) more than fifty percent (50%) of the Common Units and Series A Preferred Units, taken as a whole, shall appoint such successor, such that at all times there will be a Representative with the authority provided hereunder. Any change in the Representative pursuant to the foregoing sentence shall become effective upon delivery of written notice of such change to Parent.
     11.2. Compensation; Exculpation; Indemnity.
          (a) The Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder.
          (b) In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (i) the Representative shall not assume any, and shall incur no, responsibility whatsoever to any Securityholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any other Transaction Document, unless by the Representative’s gross negligence or willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Securityholder unless by the Representative’s gross negligence or willful misconduct. Except as set forth in the previous sentence, notwithstanding anything to the contrary contained herein, the Representative, in its role as Representative, shall have no liability whatsoever to the Company, Parent or any of its Subsidiaries or any other Person.

          (c) Each Securityholder, severally, shall indemnify the Representative up to, but not exceeding, an amount equal to the aggregate portion of the amounts received by such Person under Article II of this Agreement, which indemnification shall be paid by such Securityholder pro rata in accordance with the portion of the aggregate amounts received by such Person under Article II of this Agreement, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, under the other Transaction Documents or otherwise, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against or settlement by the Representative due solely to the Representative’s gross negligence or willful misconduct, including the willful breach of this Agreement. The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof. In the event of any indemnification under this Section 11.2(c), each Securityholder shall promptly deliver to the Representative full payment of his, her or its ratable share of such indemnification claim.
          (d) All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.
          (e) Each Securityholder, severally, shall reimburse the Representative for all of the Representative’s reasonable out-of-pocket fees and expenses, which reimbursement shall be paid by such Securityholder pro rata in accordance with the portion of the aggregate amounts received by such Person under Article II of this Agreement. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall a Securityholder’s indemnification and reimbursement obligations pursuant to Sections 11.2(c) and 11.2(e) exceed the aggregate amount received by such Person under Article II of this Agreement.
[Remainder Of This Page Is Intentionally Blank]

     IN WITNESS WHEREOF, the Company, Parent, the First Merger Subsidiary, the Second Merger Subsidiary, the Signing Sellers and the Representative have caused this Agreement to be signed, all as of the date first written above.

ACCURO, L.L.C.

By: Name:	/s/ John K. Carlyle John K. Carlyle
Title:	Chairman & CEO

ACCURO HEALTHCARE SOLUTIONS, INC.

By: Name:	/s/ John K. Carlyle John K. Carlyle
Title:	Chairman & CEO

MEDASSETS, INC.

By: Name:	/s/ Jonathan H. Glenn Jonathan H. Glenn
Title:	Vice President

ASTON ACQUISITION I, INC.

By: Name:	/s/ L. Neil Hunn L. Neil Hunn
Title:	Vice President
[Signature Page to Agreement and Plan of Merger]

ASTON ACQUISITION II, LLC

BY: MEDASSETS, INC. Its Sole Member

By: Name:	/s/ Jonathan H. Glenn Jonathan H. Glenn
Title:	Vice President

WELSH, CARSON, ANDERSON & STOWE IX, L.P., Solely in its capacity as the Representative

BY: WCAS IX ASSOCIATES LLC, Its General Partner

By: Name:	/s/ D. Scott Mackesy D. Scott Mackesy
Title:	Managing Member
[Signature Page to Agreement and Plan of Merger]

SIGNING SELLERS:

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

BY: WCAS IX ASSOCIATES LLC, Its General Partner

By: Name:	/s/ D. Scott Mackesy D. Scott Mackesy
Title:	Managing Member

JOHN K. CARLYLE

By:	/s/ John K. Carlyle

DAVID D. HAGEY

By:	/s/ David D. Hagey
[Signature Page to Agreement and Plan of Merger]